UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Dice Holdings, Inc.
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March 12, 2015

Dear Fellow Stockholder,
I am pleased to invite you to our 2015 Annual Meeting of Stockholders, which will be held on Friday, April 24, 2015, at 9:00 a.m., local time, at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018.
At the meeting, we will be electing one class of directors, considering the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and considering the approval, on an advisory basis, of the compensation of our named executive officers. The board of directors recommends a vote FOR (i) the election of all director nominees, (ii) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) the approval, on an advisory basis, of the compensation of our named executive officers.
You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card. Of course, you may also vote by returning the enclosed proxy card.
Only Dice Holdings, Inc. stockholders may attend the annual meeting. If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth in the proxy statement.
Thank you very much for your support of Dice Holdings, Inc.
Sincerely,
Michael P. Durney
President and Chief Executive Officer

DICE HOLDINGS, INC.
1040 Avenue of the Americas, 8th Floor
New York, New York 10018
March 12, 2015
NOTICE OF ANNUAL MEETING
Dice Holdings, Inc., a Delaware corporation (the “Company”), will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018, on Friday, April 24, 2015, at 9:00 a.m., local time, to:

1.	Elect three Class II directors, for a term of three years, or until their successors are duly elected and qualified;

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	Hold an advisory vote on the compensation of our named executive officers as described in the proxy statement; and

4.	Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of Dice Holdings, Inc. common stock (NYSE: DHX) as of the close of business on March 9, 2015, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available at the offices of the Company in New York, New York.
Whether or not you plan to attend the Annual Meeting in person, please sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby revoking any previous proxy.

Brian P. Campbell
Vice President, General Counsel and Corporate Secretary

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Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on April 24, 2015
The proxy statement and Annual Report on Form 10-K are available at www.investor.diceholdingsinc.com. The means to vote is available by Internet at www.investorvote.com/dhx or by calling 1-800-652-VOTE (8683).
Your Vote is Important
Please vote as promptly as possible
by using the Internet or telephone or
by signing, dating and returning the enclosed proxy card.
If you plan to attend the meeting, you must request an admission ticket in advance of the meeting. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.
Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.
Requests for admission should be addressed to the Corporate Secretary, Dice Holdings, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018 or by calling (212) 448-4181, and will be processed in the order in which they are received and must be requested no later than April 21, 2015. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with his or her admission ticket. Seating will begin at 8:30 a.m. and the meeting will begin promptly at 9:00 a.m., local time. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

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PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 24, 2015

PROXY STATEMENT SUMMARY
This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information. For ease of reading, in these materials “Dice,” “we,” “us,” or the “Company” refers to Dice Holdings, Inc., “Board” refers to our Board of Directors, “CEO” refers to our Chief Executive Officer, and “NEOs” refers to our Named Executive Officers.
2015 Annual Meeting of Stockholders
Date:        Friday, April 24, 2015
Time:        9:00 a.m., local time
Place:        Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018
Eligibility to Vote
You may vote if you were a stockholder of record at the close of business on March 9, 2015.
How to Cast Your Vote
If you are eligible to vote, you can vote by:

Internet:	www.investorvote.com/dhx

Telephone:	1-800-652-VOTE (8683) (within USA, US territories and Canada on a touch tone phone)
The deadline for voting via the Internet or telephone is 11:59 P.M., Eastern Daylight Time, on April 23, 2015.

Mail:	If you received written material, complete, sign and return your Annual Meeting Proxy Card by April 23, 2015.

In Person:
You may vote your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee, you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.

Items for Vote (page 19)

	Board Vote Recommendation	Page Reference (for further detail)
1. Election of Directors	FOR	19
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	19
3. Advisory Approval of the Company’s Executive Compensation	FOR	20
Board Nominees (page 7)

					Committee Membership
Name of Nominee	Age	Director Since	Positions with Dice	Independent	AC	CC	N&CG
Michael P. Durney	52	2013	President and Chief Executive Officer	No
Golnar Sheikholeslami	47	2012	Director	Yes	✓	✓
Jim Friedlich	58	2015	Director	Yes
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee
Alignment with Shareholders:
We have implemented compensation practices that we believe align the interests of our executive officers with our shareholders by tying a significant portion of their compensation to the Company’s financial performance:

Pay for Performance and Variable Compensation
We utilize an independent compensation consultant to help assess our compensation arrangements. In 2014, the Compensation Committee engaged a new consultant, Compensia, with significant experience in our sector.

We generally do not provide perquisites to our NEOs beyond those provided to all employees.
For 2014, approximately 50% of total compensation for our CEO and our NEOs was variable and dependent on performance.
For 2015, we designed and adopted a new long-term equity incentive program which features a performance-based component that we believe improves the alignment of our executive compensation with Company performance.

In 2014, we adopted a policy under which tax gross-up provisions will no longer be included in employment agreements with new employees, or added to existing employment agreements with current employees which do not already contain a tax gross-up provision.

Beginning in 2015, we have eliminated the 30% automatic funding floor in our Senior Bonus Plan, and amended the plan to incorporate business unit and/or company performance for all executives.
We have implemented corporate governance practices that further align the interests of our executive officers with our shareholders and mitigate risk:

Corporate Governance
Nine of our eleven directors are independent and meet regularly in executive session.
The roles of the CEO and Chairman of the Board are separate.
Only independent directors serve as Board committee members.
We hold an annual “Say-on-Pay” advisory vote to solicit the views of our stockholders regarding NEO compensation.
For 2015, we adopted equity ownership guidelines for our directors and executive officers.
Under our Securities Trading Policy, our directors, officers and employees and their related parties are prohibited from purchasing Company stock on margin, entering into short sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company.

For 2015, we designed and adopted a “claw-back” policy pursuant to which the Company may, under certain circumstances as specified in the policy, seek reimbursement of annual, performance-based cash and equity compensation made to covered officers.

Since the beginning of 2014, we added a number of Board members with relevant industry experience.

For additional information on our Executive Compensation, please see “Compensation Discussion and Analysis” starting on page 21.
2014 Executive Compensation— Pay-For-Performance (page 21)
Consistent with our pay-for-performance philosophy, the primary elements of compensation for our executives in 2014 included: base salary; annual, performance-based cash bonus; and long-term equity incentives, consisting of stock options and restricted stock. Of these elements, base salary, 30% of the Senior Bonus Plan target in 2014, and benefits were fixed, with the remaining compensation elements dependent on both individual and/or corporate performance.
After review of the applicable performance metrics, our Compensation Committee determined that our NEO participants in our Senior Bonus Plan were entitled to receive between 60% and 100% of their respective corporate or business unit target bonus pools, based on revenue and Adjusted EBITDA performance. The Compensation Committee also determined that our NEOs were entitled to receive stock options and restricted stock. See Compensation Discussion & Analysis—Elements of Executive Compensation and Grants of Plan-Based Awards for Fiscal Year 2014.
New Policies (page 23)
In connection with our ongoing review of corporate governance and compensation practices and policies, and taking into consideration best practices, our desire to mitigate risk for our stockholders and feedback received from our stockholders, as described more fully below under Compensation Discussion & Analysis—Newly-Adopted Compensation and Corporate Governance Enhancements, we are implementing four changes to our corporate governance practices for 2015:
Equity Incentive Compensation. For 2015, we designed and adopted a new long-term equity incentive program under our 2012 Omnibus Equity Award Plan that provides a combination of: (1) one-half performance-based restricted stock units (“PSUs”); and (2) one-half restricted stock, the combination of which will constitute the majority of total compensation in 2015 for most executives.
Equity Ownership Guidelines. To further align the interests of our executives with those of our stockholders, our Board adopted equity ownership guidelines for our executive officers and directors. These new guidelines require these executive officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding calendar year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Elimination of the 30% Floor on Our Senior Bonus Plan. In 2014, 30% of the total bonus pool available for NEOs and other senior executives designated by the Compensation Committee was funded automatically, while 35% was funded according to the percentage of the revenue target achieved, and 35% was funded according to the percentage of the Adjusted EBITDA target achieved. Beginning in 2015, the total bonus pool will no longer feature an automatic funding floor. Instead, 50% will be funded according to the percentage of the revenue target achieved, and 50% will be funded according to the percentage of Adjusted EBTIDA target achieved, which we believe better aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board also adopted a “claw-back” policy. Under, and subject to, our new “claw-back” policy, the Company may generally seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, which were based on achieving certain financial results, if the covered officer intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon those restated financial results. More specifically, compensation subject to the “claw-back” policy is any cash incentive payments made within the three-year period preceding the accounting restatement.

INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished to the stockholders of record of Dice Holdings, Inc., a Delaware corporation, in connection with the solicitation by the Company’s board of directors of proxies for the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018 on Friday April 24, 2015, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. In this proxy statement, we refer to Dice Holdings, Inc. as the “Company,” “we” or “us.”
This proxy statement and accompanying proxy and voting instructions are first being mailed on or about March 12, 2015 to holders of the Company’s common stock, par value $0.01 (the “Common Stock”), entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Each owner of record of the Common Stock on the record date is entitled to one vote for each share. At the close of business on March 9, 2015, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were outstanding and entitled to vote 54,683,475 shares of the Common Stock, including 2,456,825 shares of unvested restricted Common Stock. The shares of Common Stock are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”
At the Annual Meeting, three directors (the “Class II Directors”) will be elected by a plurality of the votes cast in person or by proxy and eligible to vote at the Annual Meeting. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will require the affirmative vote of a majority in voting power of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The advisory approval of executive compensation requires the affirmative vote of a majority of the votes cast on this Proposal. Our principal stockholders, which consist of certain affiliates of Quadrangle Group LLC (the “Quadrangle Stockholders”), control 16.7% of the Common Stock outstanding, and as a result, the Quadrangle Stockholders may have a substantial impact on the outcome of the items up for vote. The Company expects the Quadrangle Stockholders will vote (i) FOR the election of the Class II Directors, (ii) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) FOR the advisory approval of executive compensation.
Broker non-votes and shares with respect to which a stockholder abstains are included in determining whether a quorum is present. An abstention is not deemed to be a vote cast with respect to the election of directors, but will be considered a vote cast with respect to any proposal requiring the approval of the affirmative vote of a majority in voting power. Broker non-votes will not be considered votes cast. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes cast in connection with each proposal. Therefore, broker non-votes and abstentions will not be counted as a vote “FOR” the election of the directors in Proposal 1 and will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposals 2 and 3.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, a proposal to approve the appointment of the independent registered public accounting firm is considered a discretionary item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. Under Delaware law, an abstention or a broker non-vote will have no legal effect on the election of directors, and an abstention, but not a broker non-vote, will have the same legal effect as a vote “against” the proposal to ratify the appointment of the independent registered public accounting firm.
All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the board of directors. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.
Stockholders will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is 11:59 P.M., Eastern Daylight Time, on April 23, 2015. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.
Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).
Any written notice of revocation or subsequent proxy should be delivered to Dice Holdings, Inc., 1040 Avenue of the Americas, 8th Floor, New York, NY 10018 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

DIRECTORS AND CORPORATE GOVERNANCE
Board Structure
Composition of our Board of Directors
Prior to September 2013, our Board consisted of seven directors. Mr. Durney joined the board of directors in September 2013, upon his appointment to President and Chief Executive Officer. Since the beginning of 2014, we have added the following directors:

Name	Title	Company	Director Since
Brian Schipper	Vice President of Human Resources	Twitter, Inc.	February 2014
Carol Carpenter	Chief Executive Officer	ElasticBox	May 2014
Burton M. Goldfield	President and Chief Executive Officer	TriNet	December 2014
Jim Friedlich	Chief Executive Officer	Empirical Media Advisors	January 2015
The Board met seven times during fiscal 2014. Each director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the Board and committees of which he or she is a member. One of the Company’s directors attended the Company’s 2014 Annual Meeting of Stockholders.
Our amended and restated by-laws provide that our board of directors will consist of no less than five and no more than 20 persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors. While our shareholders agreement among us, the Quadrangle Stockholders, and certain management stockholders (the “Management Stockholders”), dated July 23, 2007, (the “Institutional Shareholder Agreement”) requires that the Board consist of at least eight directors, one of whom must be our Chief Executive Officer, the Quadrangle Stockholders may waive this requirement.
Our Board is divided into three classes, with each class serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Ezersky and Gordon and Ms. Carpenter are currently serving as Class I directors (with a term expiring at the 2017 Annual Meeting). Messrs. Bingham and Durney and Ms. Sheikholeslami, and Mr. Friedlich, who was appointed to the Board effective January 15, 2015, are currently serving as Class II directors (with a term expiring at the 2015 Annual Meeting). Messrs. Barter, Melland, Schipper and Goldfield are currently serving as Class III directors (with a term expiring at the 2016 Annual Meeting).
Under the Institutional Shareholder Agreement, the Quadrangle Stockholders have the right to designate up to (1) three members of our board of directors if Quadrangle Stockholders own 17.5% or more of our Common Stock, (2) two members of our board of directors if they own less than 17.5% but at least 10% of our Common Stock and (3) one member of our board of directors if they own less than 10% but at least 5% of our Common Stock. Initially, the Quadrangle Stockholders only designated two members to our board of directors. Currently, Messrs. Ezersky and Friedlich have been designated as members of our board of directors by the Quadrangle Stockholders.

Set forth below is information relating to the Company’s directors, including the Class II Directors who are nominated for election at the Annual Meeting, as of March 12, 2015.

					Committee Membership
Name	Age	Director Since	Position	Standing for Election	AC	CC	N&CG
Michael P. Durney	52	2013	Director, President and Chief Executive Officer	X
Peter R. Ezersky(1)	54	2005	Chairman			X	X
Scot W. Melland	52	2001	Director
John W. Barter(2)	68	2007	Director		X		X
H. Raymond Bingham(3)(4)	69	2009	Director			X
David S. Gordon(5)	73	2006	Director		X		X
Golnar Sheikholeslami	47	2012	Director	X	X	X
Brian Schipper	54	2014	Director			X
Carol Carpenter	47	2014	Director				X
Burton M. Goldfield	59	2014	Director		X
Jim Friedlich	58	2015	Director	X
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee

(1)	Chairman of the Nominating & Corporate Governance Committee.

(2)	Chairman of the Audit Committee.

(3)	Chairman of the Compensation Committee.

(4)	Class II Director who will not be standing for election at the 2015 Annual meeting.

(5)	The Nominating and Corporate Governance Committee and the board of directors voted, pursuant to the Company’s Governance Guidelines, to waive the mandatory retirement age for Mr. Gordon.

Michael P. Durney has been President and Chief Executive Officer, as well as a director of the Company, since September 2013. Mr. Durney joined our predecessor, Dice Inc., in May 2000 as the Company’s Chief Financial Officer and held that position, as well as other operating roles, until he became President and CEO. Previously, Mr. Durney had strategic and operational leadership responsibility for all of our industry-focused services, including eFinancialCareers, Health Callings and Rigzone, the latter he led since the acquisitions of our oil and gas brands in 2010. Prior to joining the Company, he held the position of Vice President and Controller of USA Networks, Inc. (now known as IAC/InterActiveCorp.) from 1998 to 2000. Mr. Durney’s previous experience includes being the Chief Financial Officer of Newport Media, Inc. from 1996 to 1998, Executive Vice President, Finance of Hallmark Entertainment, Inc. from 1994 to 1996, and Vice President, Controller of Univision Television Group, Inc. from 1989 to 1994. Mr. Durney started his finance career at the accounting firm of Arthur Young & Company in 1983 and is a licensed Certified Public Accountant in the state of New York. Mr. Durney holds a B.S. degree in accounting from the State University of New York in Oswego, where he is the Chair of the Advisory Council of the School of Business and Vice Chair of the board of directors of the Oswego College Foundation. Mr. Durney was appointed to serve on the board of directors because his day to day leadership as our President and Chief Executive Officer provides him with intimate knowledge of the Company’s business, business strategy and its industry.
Peter R. Ezersky became Chairman of the board of directors in September 2013, having served as a director since August 2005. Mr. Ezersky has been a Managing Director of the Rhone Group since January 2015. Prior to joining the Rhone Group, Mr. Ezersky was a Managing Principal of Quadrangle. Prior to the formation of Quadrangle in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications group. Prior to joining Lazard, Mr. Ezersky was a Vice President in the Mergers and Acquisitions group of The First Boston Corporation. Mr. Ezersky serves on the boards of directors of Cinemark Holdings, Inc., a public company, Grubb Properties, Inc. and Global Knowledge Holdings, Inc., private companies, and also serves on the boards of directors of a number of charitable and educational organizations. Mr. Ezersky received a J.D. from Yale Law School, where he was an editor of The Yale Law Journal, and received a B.A., summa cum laude, in political science from Amherst College, where he was a member of Phi Beta Kappa. Mr. Ezersky was appointed to serve on our Board pursuant to the Institutional Shareholder Agreement based on his extensive experience in investment banking, including as the head of the Media and Communications group at Lazard, as well as his experience as a Managing Principal of Quadrangle. Mr. Ezersky’s significant service on the board of directors of other publicly-traded companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry brings unique insight to our Board.
Scot W. Melland currently serves on the Board as a director. Previously, Mr. Melland was President and Chief Executive Officer and a Director of Dice Holdings, Inc. and its predecessor, Dice Inc., from April 2001 through September 2013. He also served as Chairman of the Board from July 2007 through September 2013. Prior to joining the Company, he served as President and Chief Executive Officer of Vcommerce Corporation since 1999. From 1996 to 1999, he was Senior Vice President-Interactive Services for Cendant Corporation (now Affinion Group). From 1993 to 1996, Mr. Melland served as Vice President, Investments and Alliances for Ameritech (now AT&T). Mr. Melland began his career as a consultant, joining McKinsey & Company in 1985. He is a member of the board of directors of MultiView, Inc., a B2B digital marketing company, and Career Resources Inc., a non-profit workforce development agency in Connecticut. He holds a B.S. in economics from the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Melland’s extensive experience within the Company as the Company’s former President and Chief Executive Officer brings unique insight to the board of directors.
John W. Barter has been a director since April 2007. From 1988 to 1994, he was senior vice president and chief financial officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was executive vice president of AlliedSignal, Inc. and president of AlliedSignal Automotive. After retiring from AlliedSignal, Inc., Mr. Barter served briefly as chief financial officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry, from January 2000 to May 2001. Mr. Barter served on the board of directors of TASC, Inc. until February 26, 2015 and also serves on the board of directors of Quality Tech, L.P. Mr. Barter was appointed to serve on our board based on his broad and extensive experience serving in management roles at other companies and his service on the board of directors of other public companies, both of which we believe enable him to provide effective oversight to our Board. The Board also considered Mr. Barter’s prior experience as a chief financial officer, which was instrumental in his being selected to serve as Chairman of the Audit Committee.
H. Raymond Bingham has been a director since July 2009. He has been an Advisory Director of General Atlantic since 2010 and was a Managing Director from September 2006 until December 2009. He was Executive Chairman of the board of directors of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 2004 to July 2005, and served as a director of Cadence from November 1997 to July 2005. Prior to being Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Mr. Bingham also serves as a director of Flextronics International Ltd., Oracle Corporation, Spansion Inc., and TriNet Group, Inc. Mr. Bingham was appointed to serve on our Board pursuant to the Institutional Shareholder Agreement based on his broad and extensive experience serving in management roles at technology companies, including as chief executive officer and chief financial officer, as well as his experience as a Managing Director of General Atlantic. Mr. Bingham’s significant service on the board of directors of other publicly-traded technology companies and his extensive knowledge and experience managing portfolio companies both within and outside our industry brings unique insight to our Board.
David S. Gordon has been a director since December 2006 and is Principal of Gordon Advisory, LLC, a strategy consultancy. He was the Chief Executive Officer and a director of the Milwaukee Art Museum from October 2002 until February 2008. Before that, he was the Secretary (Director) of the Royal Academy of Arts in London for six years. He also spent 12 years as the Chief Executive Officer of The Economist Newspaper Ltd. He was associated with eFinancialNews for 10 years, first as a consultant and then as non-executive chairman and oversaw the sale of eFinancialCareers to the Company in 2006. Mr. Gordon also serves on the board of directors of Profile Books Ltd., and is a trustee and Treasurer of the American Folk Art Museum. Mr. Gordon was appointed to serve on our Board based on his prior association with and intimate knowledge of eFinancialCareers and his experience as a chief executive officer. Mr. Gordon brings to the Board expertise in business strategy and development as well as insight on doing business outside the United States.
Golnar Sheikholeslami was appointed to the Company’s board of directors in September 2012. Since May 2014, Ms. Sheikholeslami has served as the Chief Executive Officer and President of Chicago Public Media. Ms. Sheikholeslami was the Executive Vice President and Chief Product Officer of Everyday Health, Inc., a new media health company, from July 2010 through March 2013. Prior to joining Everyday Health, she worked for The Washington Post from 2002 to 2010 where Ms. Sheikholeslami held several positions of increasing authority culminating as Vice President and General Manager of digital operations. In that role, she was responsible for the overall strategic direction, product development, innovation, technology and day-to-day operations for the company’s digital properties. Previously, Ms. Sheikholeslami led Condé Nast’s Style.com as Senior Vice President and Managing Director from 2000 to 2002, after joining the company in 1997. Ms. Sheikholeslami holds an MBA from the Darden School of Business at the University of Virginia and a B.S. from Georgetown University. Ms.

Sheikholeslami’s significant experience in advertising supported businesses, online content businesses and leading digital businesses provides helpful and unique expertise to the Company.
Brian (Skip) Schipper has been a director since February 2014. Mr. Schipper has led Human Resources at Twitter, a global platform for public self-expression and conversation in real time, since January 2014. Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon from June 2011 to January 2014, where he oversaw the HR and administrative organization globally and was integral in building the infrastructure to support its global expansion efforts. Mr. Schipper was the Chief Human Resources Officer at Cisco Systems from October 2006 to June 2011. He has held executive level human resources and administrative roles at Microsoft, DoubleClick, Pepsico, Compaq and Harris Corporation. Mr. Schipper holds an MBA from Michigan State University and a B.A. from Hope College. Mr. Schipper’s extensive industry experience and his human resources expertise is a great combination to help our Board guide our strategy.
Carol Carpenter has been a director since May 2014. Since February 2015, Ms. Carpenter has served as the Chief Executive Officer of ElasticBox Inc. From 2013 to 2014, she led all marketing initiatives at ClearSlide, a high-growth business-to-business sales platform. And from 2006 to 2012, Ms. Carpenter was General Manager of the Consumer and Small Business Units for Trend Micro, a global security company. A technology industry veteran, Ms. Carpenter has held previous marketing leadership roles at both startups and public companies, including Keynote Systems, Enviz, Tumbleweed and Apple. Ms. Carpenter earned a bachelor’s degree at Stanford University and her Masters Degree from the Harvard Business School. Ms. Carpenter serves as a mentor for the HBS Women in Technology group, as a Board member of Monte Jade, and also advises a few startups in both the consumer and business-to-business segments. Ms. Carpenter’s significant marketing experience in technology businesses provides helpful and unique expertise to our Board.
Burton M. Goldfield has been a director since December 2014. Mr. Goldfield has served as President and Chief Executive Officer at TriNet (NYSE: TNET) since March 2008. Mr. Goldfield has extensive experience in sales, operational, and technology leadership positions and is known for driving product innovation and business growth. Prior to TriNet, Mr. Goldfield was the Chief Executive Officer of Ketera Technologies. Previously, he held executive level roles at Hyperion Solutions Corporation and IBM Corporation’s Rational Software division. Mr. Goldfield holds a Bachelor of Science degree from Syracuse University and an MBA from Villanova University. Mr. Goldfield’s significant experience in operational, sales, and technology leadership positions provides helpful perspective to our Board.
Jim Friedlich has been a director since January 2015. Mr. Friedlich co-founded Empirical Media Advisors in 2011 and has served as its Chief Executive Officer since 2014. In 2001, he co-founded the private equity firm of ZelnickMedia and was a general partner there until 2011, specializing in equity-backed turnarounds and restructuring media companies. Earlier in his career, Mr. Friedlich served as VP of Business Development - Digital Publishing and Vice President of International Sales, Marketing and Business Development at Dow Jones & Company/The Wall Street Journal. Mr. Friedlich attended Dartmouth College, earned an MBA from the Stanford University School of Business and a B.A. from Wesleyan University. Mr. Friedlich brings insight to our Board based on his experience in the private equity field and his focus on media.
Director Independence
We have determined that Mses. Sheikholeslami and Carpenter and Messrs. Barter, Bingham, Ezersky, Gordon, Schipper, Goldfield and Friedlich are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our board of directors. Additionally, each of these directors meets the categorical standards for independence established by our Board, as set forth in our Corporate Governance Guidelines, which are posted on our website.
Board Leadership Structure
Mr. Durney became President and Chief Executive Officer and a director of the Company, and Peter Ezersky became Chairman of the Board, on September 30, 2013.
We have independent Board members that bring experience, oversight and expertise from outside the Company and our industry, as well as Board members designated by the Quadrangle Stockholders who bring extensive knowledge and experience from managing portfolio companies both within and outside our industry. The Board meets as necessary in executive sessions of the non-management directors. At any such executive session, the non-management directors take turns serving as the presiding director as provided in the Company’s Corporate Governance Guidelines.

Corporate Governance
Required Certifications
The Company has filed with the Securities and Exchange Commission (the “Commission”), as an exhibit to its Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for 2014, and such certification was submitted without any qualifications.
Committees of the Board
Our board of directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following is a brief description of these committees.
Audit Committee
The members of the Audit Committee are:
John W. Barter (Chair)
David S. Gordon
Golnar Sheikholeslami
Burton M. Goldfield (appointed January 2015)
The Audit Committee met seven times during fiscal 2014. Our Audit Committee assists the Board in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, our oversight of Company risk, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also reviews and approves related-party transactions as required by the rules of the NYSE. The authority and responsibility of the Audit Committee is further set forth in its charter, which is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
Messrs. Barter, Gordon and Goldfield and Ms. Sheikholeslami qualify as “audit committee financial experts” under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002. Messrs. Barter, Gordon and Goldfield and Ms. Sheikholeslami meet the independence and the experience requirements of the NYSE and the federal securities laws.
Audit Committee Report
The charter of the Audit Committee, which is available under the Investor Relations section of our website, specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

•
the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence;

•	the audit of the Company’s financial statements; and

•
the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•
supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s internal auditors, the Company’s Chief Financial Officer and the Company’s General Counsel.
The Audit Committee periodically reviews the performance of the Company’s independent registered public accounting firm to determine if the current firm should be retained.
Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.
As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2014, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), (which supersedes Statement on Auditing Standards No. 61), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board.
In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Commission.
The members of the Audit Committee submitting this report include:
John W. Barter (Chair)
David S. Gordon
Golnar Sheikholeslami
Burton M. Goldfield
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are:
Peter R. Ezersky (Chair)
John W. Barter
David S. Gordon
Carol Carpenter (appointed January 2015)
The Nominating and Corporate Governance Committee met five times in 2014. The Nominating and Corporate Governance Committee selects, or recommends that the Board select, candidates for election to our board of directors, develops and recommends to the board of directors corporate governance guidelines that are applicable to us and oversees board of directors and management evaluations. The Nominating and Corporate Governance Committee is charged with setting the agenda for each board meeting. The Nominating and Corporate Governance Committee also is responsible for working with the

CEO to coordinate succession planning for key management positions at the Company, including the CEO position. The authority and responsibility of the Nominating and Corporate Governance Committee is further set forth in its charter, which is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
With respect to director nominees, the Nominating and Corporate Governance Committee, currently chaired by Mr. Ezersky, (i) identifies individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) reviews the qualifications of any such person submitted to be considered as a member of the Board by any stockholder or otherwise, (iii) conducts background checks of individuals the Nominating and Corporate Governance Committee intends to recommend to the Board as director nominees, and (iv) selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders or to fill in vacancies on the Board. In identifying and reviewing qualifications of candidates for membership on the Board, the Nominating and Corporate Governance Committee evaluates all factors which it deems appropriate, including the requirements of the Company’s Corporate Governance Guidelines and the other criteria approved by the Board.
Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The assessment of candidates for the Board includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee also takes into account the Company’s obligations with respect to Board composition set forth in the Institutional Shareholder Agreement. The Nominating and Corporate Governance Committee assesses the effectiveness of its diversity policy set forth in the Corporate Governance Guidelines annually in connection with the nomination of directors for election at the annual meeting of stockholders.
In 2014, we amended our Corporate Governance Guidelines to provide that no person will be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Corporate Governance Committee has recommended to the Board, and the Board has voted, on an annual basis, to waive, or continue to waive, the retirement age of such person as a director as a result of the Committee’s and the Board’s affirmative determination that he or she provides an important and distinctive value in his or her role as a director. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age.
The Nominating and Corporate Governance Committee undertook a process beginning in 2013 to identify and retain new board members who would enhance the composition of the Board. As a result of this process, Mr. Schipper joined the Board in February 2014, Ms. Carpenter joined the Board in May 2014, Mr. Goldfield joined the Board in December 2014, and Mr. Friedlich joined the Board in January 2015.
The Institutional Shareholder Agreement requires that our Nominating and Corporate Governance Committee consist of three members, including one director designated by the Quadrangle Stockholders and two directors designated by the Board (upon the recommendation of the Nominating and Corporate Governance Committee). Mr. Ezersky was appointed to the Nominating and Corporate Governance Committee as the Quadrangle Stockholders’ designee under the Institutional Shareholder Agreement.
Compensation Committee
The members of the Compensation Committee are:
H. Raymond Bingham (Chair)
Peter R. Ezersky
Golnar Sheikholeslami
Brian (Skip) Schipper

The Compensation Committee met seven times in 2014. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of awards under our equity incentive plans. The authority and responsibility of the Compensation Committee is further set forth in its charter, which is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. For further information on the Compensation Committee’s engagement of a compensation consultant and the role of our executive officers in determining or recommending the amount or form of executive and director compensation, please see the “Compensation Discussion & Analysis—Benchmarking” and “Compensation Discussion & Analysis—Management’s Role in the Compensation-Setting Process” sections below.

The Institutional Shareholder Agreement requires that our Compensation Committee consist of three members, including one director designated by the Quadrangle Stockholders, and two independent directors designated by the Board (upon the recommendation of the Nominating and Corporate Governance Committee). Messrs. Bingham and Ezersky were elected to the Compensation Committee as the General Atlantic Stockholders’ and the Quadrangle Stockholders’ designee, respectively, under the Institutional Shareholder Agreement.
Compensation Risks
The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including our executive officers, as they relate to risk management practices and risk-taking incentives and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers that our compensation programs incorporate several features which promote the creation of long-term value and reduce the likelihood of excessive risk-taking by our employees. These features include: (i) a balanced mix of cash and equity, annual and longer-term incentives, and types of performance metrics, (ii) the ability of the Compensation Committee to exercise negative discretion over all incentive program payouts, (iii) performance targets for incentive compensation that include both objective Company performance targets (such as revenue and Adjusted EBITDA targets) and individual performance goals, (iv) time-based vesting of equity awards that encourages long-term retention, (v) a bonus pool for the majority of non-executive employees that is capped at an amount equal to a small percentage of each employee’s annual base salary, and (vi) internal controls on commissions paid to employees in the sales division.
It is also our policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.
Compensation Committee lnterlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
Corporate Governance Guidelines and Code of Conduct and Ethics
The board of directors has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the board of directors, director independence, stock ownership by directors and compensation of directors, management succession and review, Board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investor Relations section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.
Risk Management
The Board has an active role in overseeing the Company’s risk management. The Board regularly reviews information presented by management regarding the Company’s business and operational risks, including relating to security, privacy, credit and liquidity. The Board committees also play an active role in managing the Company’s risk. The Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures. The Audit Committee reviews and discusses at least annually the Company’s code of ethics and procedures in place to enforce the code of ethics and, if there were any amendment or waiver requests relating to the Company’s code of ethics for the chief executive officer or senior financial officers, would review and make a determination on such requests. In addition, the Audit Committee reviews related party transactions and potential conflicts of interest related thereto. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at linking both executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Corporate Governance Committee manages risks associated with director independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.
For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our board of directors or Compensation Committee.
Our policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
Stockholder Agreement
The Institutional Shareholder Agreement contains restrictions on the ability of the Quadrangle Stockholders and certain of our executive officers and directors, including Messrs. Melland, Durney and Campbell, who are “Management Stockholders” under the Institutional Shareholder Agreement, to transfer shares of our Common Stock and provisions related to registration rights granted to such stockholders.
In addition, the Institutional Shareholder Agreement contains provisions related to the composition of our board of directors and the committees of our board of directors and our corporate governance, which are more fully discussed under “Directors and Corporate Governance—Board Structure ” and “Directors and Corporate Governance—Corporate Governance.” If the Quadrangle Stockholders hold less than 5% of our Common Stock, these provisions terminate.
Restrictions on Transfer
Under the Institutional Shareholder Agreement, a Management Stockholder may transfer all of his or her holdings.
The Quadrangle Stockholders and the Management Stockholders have agreed not to sell any shares during the period beginning 14 days prior to the effective date of a registration statement filed in connection with the exercise of demand or piggyback registration rights by any stockholder until the earlier of (1) 90 days after any public offering and (2) the expiration of the underwriters lock-up period for the applicable offering, provided that the Quadrangle Stockholders and Management Stockholders have agreed that notwithstanding this provision, they will remain subject to the terms of any underwriter lock-up agreement for the applicable offering.
Other Provisions
Under the Institutional Shareholder Agreement, we have agreed that the doctrine of “corporate opportunity” will not apply against the Quadrangle Stockholders in a manner that would prohibit them from investing in competing businesses or doing business with our clients and customers.
The Institutional Shareholder Agreement requires us to deliver to each stockholder who is a party to the agreement and owns 5% or more of our Common Stock in the aggregate certain monthly financial statements as soon as practicable after they are available, subject to customary confidentiality provisions. Additionally, except to the extent available on the Commission’s EDGAR system, we are required to deliver to each stockholder who is a party to the agreement and owns 5% or more of our

Common Stock copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports, and registration statements or prospectuses filed by us with the Commission.
Registration Rights
Under the Institutional Shareholder Agreement, the Quadrangle Stockholders are entitled to certain demand registration rights, including the right to require us to effect a shelf registration if we are eligible to file registration statements on Form S-3.
Under the Institutional Shareholder Agreement, in a demand registration, the Management Stockholders are entitled to piggyback registration rights with respect to any registration request made by the Quadrangle Stockholders, subject to limited exceptions. If the registration requested by the Quadrangle Stockholders is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse effect on the offering, the number of shares included in the offering will be determined as follows:
•     first, shares offered by the Quadrangle Stockholders and the Management Stockholders (but only to the extent such shares were not acquired pursuant to the exercise of options) (pro rata, based on the number of their respective shares requested to be included in such offering);
•     second, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering); and
•     third, shares offered by us for our own account.
The Institutional Shareholder Agreement also provides that the Quadrangle Stockholders and each Management Stockholder is entitled to piggyback registration rights with respect to any registration initiated by us, subject to certain limited exceptions. If we initiate a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities proposed to be offered would have an adverse effect on the offering, then the number of shares included in the offering shall be determined as follows:

•	first, shares offered by us for our own account;

•
second, shares requested to be included by the Quadrangle Stockholders and the Management Stockholders (pro rata, based on the number of their respective shares requested to be included in such offering);

•	third, shares offered by any other stockholders (pro rata, based on the number of their respective shares requested to be included in such offering).
In any piggyback registration, including our initial public offering, we have agreed to indemnify the participating Quadrangle Stockholders and Management Stockholders and to pay all registration expenses (other than underwriting discounts and commissions and certain legal expenses of the selling stockholders).
General Atlantic Share Repurchase
On September 8, 2014, the Company completed its repurchase (the “Share Repurchase”) of 500,000 shares of its Common Stock, at a price of $8.20 per share, from certain investment funds affiliated with General Atlantic LLC (the “General Atlantic Stockholders”), pursuant to the purchase agreement dated September 5, 2014 (the “Purchase Agreement”), by and between the Company and the General Atlantic Stockholders. At the time of the execution of the Purchase Agreement, the General Atlantic Stockholders, in the aggregate, owned over 5% of the Company’s outstanding Common Stock. Upon the closing of the Share Repurchase and the simultaneous public offering of 2,500,000 additional shares owned by the General Atlantic Stockholders, the General Atlantic Stockholders ceased to be stockholders of the Company. The Company received no proceeds from the public offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth, as of March 1, 2015, information with respect to the beneficial ownership of our Common Stock by:

•	each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation”;

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and

•	all of our directors and executive officers as a group.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owners	Shares of Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
5% Stockholders
Quadrangle Stockholders(1)	8,683,661	16.7%
Sterling Capital Management LLC(2)	4,958,803	9.5%
BlackRock, Inc.(3)	3,445,963	6.6%
Oak Ridge Investments LLC(4)	2,996,758	5.7%
The Vanguard Group(5)	2,964,335	5.7%

Directors and Executive Officers
Michael P. Durney(6)(7)	1,717,814	3.2%
John J. Roberts(6)(8)	80,206	*
Shravan Goli(6)(9)	309,735	*
Brian P. Campbell(6)(10)	251,226	*
James E. Bennett(6)(11)	285,464	*
Scot W. Melland(6)(12)	568,767	1.1%
John W. Barter(6)(13)	104,194	*
H. Raymond Bingham(14)	6,700	*
Peter R. Ezersky(1)(6)	—	*
David S. Gordon(6)(15)	320,242	*
Brian Schipper(6)(16)	14,500	*
Golnar Sheikholeslami(6)(17)	29,000	*
Carol Carpenter(6)(18)	12,000	*
Burton M. Goldfield(6)(19)	4,000	*
Jim Friedlich(6)(20)	3,500	*
All current directors and executive officers as a group (18 persons)(21)	4,482,548	8.2%

*	Less than 1%

(1)
The amount of shares beneficially owned includes: (i) 7,577,991 shares held by Quadrangle Capital Partners II LP; (ii) 202,724 shares held by Quadrangle Select Partners II LP; and (iii) 902,946 shares held by Quadrangle Capital Partners II-A LP. QCP GP Investors II LLC is the general partner of Quadrangle GP Investors II LP, which is the general partner of each of Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP and Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Stockholders” and, together with Quadrangle GP Investors II LP, the “Quadrangle Entities”). QCP GP Investors II LLC disclaims beneficial ownership of the shares of common stock that may be deemed beneficially owned by the Quadrangle Entities or any of their affiliates. The investment committee of QCP GP Investors II LLC makes voting and investment decisions with respect to the securities held by the Quadrangle Entities. The members of the investment committee of QCP GP Investors II LLC disclaim ownership of such shares that may be deemed beneficially owned by the Quadrangle Entities or any of their affiliates. As of March 1, 2015, Peter R. Ezersky (a member of our board of directors and a designee of the Quadrangle Stockholders), was no longer a member of the investment committee of QCP GP Investors II LLC, and as such, no longer participates in voting or investment decisions with respect to any securities that may be deemed beneficially owned by the Quadrangle Entities or any of their affiliates. The mailing address for the Quadrangle Stockholders is 1065 Avenue of the Americas, New York, NY 10018.

(2)
Based solely on a Schedule 13G filed with the SEC on January 26, 2015. Sterling Capital Management LLC (“Sterling”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,958,803 shares of the Common Stock. The business address for Sterling is Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(3)
Based solely on a Schedule 13G filed with the SEC on January 29, 2015. BlackRock, Inc. is the beneficial owner of 3,445,963 shares of the Common Stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(4)	Based solely on a Schedule 13G filed with the SEC on January 12, 2015. Oak Ridge Investments LLC (“Oak
Ridge”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the
beneficial owner of 2,996,758 shares of the Common Stock. The business address for Oak Ridge is 10 South
LaSalle Street, Suite 1900, Chicago, IL 60603.

(5)	Based solely on a Schedule 13G filed with the SEC on February 10, 2015. The Vanguard Group (“Vanguard”), 100
Vanguard Blvd., Malvern, Pennsylvania 19355, is the beneficial owner of 2,904,946 shares of the Common Stock.
Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 59,389 shares or .11% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a whollyowned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,500 shares or .00% of the Common
Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(6)	Such person’s business address is c/o Dice Holdings, Inc., 1040 Avenue of the Americas, 8th floor, New York, NY 10018.

(7)
This amount includes options to purchase 1,361,297 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 103,500.

(8)
This amount includes options to purchase 29,687 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 37,500.

(9)
This amount includes options to purchase 72,500 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 183,750.

(10)
This amount includes options to purchase 184,635 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 27,000.

(11)
This amount includes options to purchase 196,000 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 45,500.

(12)
This amount includes options to purchase 295,115 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 12,000.

(13)
This amount includes options to purchase 42,094 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 12,000.

(14)	Such person’s business address is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, NY 10055. This amount includes unvested restricted shares of 6,700.

(15)
This amount includes options to purchase 70,000 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days and includes unvested restricted shares of 12,000.

(16)	This amount includes unvested restricted shares of 12,000.

(17)	This amount includes unvested restricted shares of 12,000.

(18)	This amount includes unvested restricted shares of 12,000.

(19)	This amount includes unvested restricted shares of 4,000.

(20)	This amount includes unvested restricted shares of 3,500.

(21)	This amount includes options to purchase 2,669,009 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of filings with the Commission and written representations that no other reports were required, we believe that all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied during fiscal 2014 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of the following individuals, who, due to administrative error, filed late reports: James Bennett - one late report relating to four transactions; Brian Campbell - one late report relating to four transactions; Michael Durney - one late report relating to one transaction; Shravan Goli - one late report relating to one transaction; Scot Melland - three late reports relating to nine transactions; Klavs Miller - two late reports (one was a Form 3) relating to one transaction; Pamela Bilash - two late reports (one was a Form 3) relating to one transaction; Brian Schipper - one late report relating to one transaction; and Golnar Sheikholeslami - one late report relating to one transaction. Additionally, Messrs. Melland and Roberts each filed a Form 5 for fiscal 2014, reporting four and one additional late transaction(s), respectively.

ITEMS TO BE VOTED ON
Proposal 1: Election of Directors
The current term of office of the Company’s Class II Directors expires at the 2015 Annual Meeting. The Board proposes that the following nominees, all of whom are currently serving as directors, be elected for a new term of three years or until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. See “Directors and Corporate Governance—Board Structure—Composition of our Board of Directors,” for a full biography of each nominee.

Michael P. Durney
Golnar Sheikholeslami
Jim Friedlich
Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election. The Quadrangle Stockholders control 16.7% of the vote for the election of the Class II Directors. As a result of its shareholdings, the Quadrangle Stockholders have the ability to significantly influence the election of the Class II Directors. The Company expects the Quadrangle Stockholders will vote FOR the approval of the nominees for the Class II Directors.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2014 are described below under “Principal Accounting Fees and Services.”
Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s auditors since the Company’s incorporation in 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Stockholder approval is not required for the selection of Deloitte & Touche LLP since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2015, the selection will be reconsidered by the Audit Committee and the Board. Even if the selection of Deloitte & Touche LLP is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The Quadrangle Stockholders control 16.7% of the vote for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. As a result of their shareholdings, the Quadrangle Stockholders have the ability to significantly influence the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Company expects the Quadrangle Stockholders will vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.
Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.

Principal Accounting Fees and Services
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2014 and 2013 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2014 and 2013 fiscal years were as follows:

	Fiscal 2014	Fiscal 2013
Audit fees(1)	$495,058	$425,000
Audit-related fees(2)	—	17,800
Total fees for services provided	$495,058	$442,800

(1)
Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements and the audit of internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees billed by the Deloitte Entities for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements and are not reported as audit fees in (1) above. These services include services related to the Company’s filing of registration statements.

Proposal 3: Advisory Approval of the Company’s Executive Compensation
We are committed to strong corporate governance. As part of this commitment, we provide our stockholders with the opportunity to cast an annual “Say-on-Pay” advisory vote on our named executive officer (“NEO”) compensation. In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our stockholders for approval a non-binding resolution to ratify NEO compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
We believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering your vote, you are encouraged to read “Executive Compensation,” the accompanying compensation tables, and the related narrative disclosure. Because your vote is advisory, it will not be binding on the board of directors. However, the board of directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.
Other Matters
As of the mailing date of this proxy statement, the board of directors is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation programs and policies, discusses the principles and objectives of our decisions with respect to 2014 compensation for our named executive officers (“NEOs”) and highlights certain adjustments to our executive compensation programs for fiscal 2015.
In fiscal 2014, our NEOs were:

Name	Title
Michael P. Durney	President and Chief Executive Officer
John J. Roberts	Chief Financial Officer
Shravan Goli	President, Dice.com
Brian P. Campbell	Vice President, Business and Legal Affairs, General Counsel and Secretary
James E. Bennett	Global Managing Director, eFinancialCareers and, effective December 2014, Managing Director, Data Services

NOTE REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
This Compensation Discussion and Analysis contains the use of adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”) and net cash provided by operating activities minus capital expenditures (“free cash flow”). These financial measures are not prepared in accordance with, nor are they an alternative for, generally accepted accounting principles in the United States (“U.S. GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. The Company has provided the required reconciliations to the most comparable U.S. GAAP measures and other required information regarding these measures on pages 48-51 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 10, 2015.
Executive Summary of Our 2014 Executive Compensation Program
Our executive compensation program is administered by our Compensation Committee, which consists of four independent directors. The Compensation Committee is advised by an independent compensation consultant, as described more fully below. Our primary objectives with respect to executive compensation are to:

•	mitigate risk and align the interests of our executive officers with the creation of value for our stockholders;

•	provide competitive compensation to attract, retain, motivate and reward highly-qualified executive officers;

•	create a pay-for-performance culture such that a significant portion of each executive officer’s compensation is contingent on individual and Company performance; and

•	ensure a reasonable overall cost of our executive compensation program.
The three primary elements of our 2014 executive compensation program are: (1) base salary, (2) annual, performance-based cash bonus, and (3) long-term equity incentives.
With respect to equity compensation, whereas in recent years we used a blend of stock options and restricted stock which both vested solely on a time-based schedule, in 2015 we will provide long-term equity incentives through a combination of one-half PSUs (which vest based on our stock price performance relative to the Russell 2000 index) and one-half restricted stock, a combination that we believe will further align the interests of our executive officers with our stockholders.
Business Summary
In 2014, we demonstrated our ability to invest in the growth and innovation of the business while also improving our operating performance, as demonstrated by the following:

•	we ACHIEVED revenue growth of 23% year-over-year to $262.6 million, including 2% organic revenue growth;

•
we MOVED from our beta version of Open Web at Dice.com in 2013 to a product launch in 2014, and have since deployed tailored instances of Open Web for our IT Job Board and eFinancialCareers businesses;

•	we GENERATED higher free cash flow for the year of $46.8 million compared to $38.8 million in 2013, or a year-over-year increase of roughly 21%; and

•	we REPURCHASED 4.3 million shares of our common stock for a total cost of approximately $32.5 million.
The following table illustrates the Company’s performance during the year ended December 31, 2014 in terms of revenue and Adjusted EBITDA relative to performance during the same period of 2013. The results include the impact of acquisitions. Adjusted EBITDA in 2014 increased 16.2% year over year, with a significant portion of the increase due to acquisitions during 2013 and 2014.

	2014	2013	Change %
	($ in thousands)
Revenue	$262,615	$213,482	23.0%
Adjusted EBITDA	$84,343	$72,592	16.2%

Timing of Compensation Decisions
As discussed more fully below in the section titled “Actively Garnered Stockholder Views on 2014 “Say-on-Pay” Vote and Corporate Governance Policies More Generally,” we actively engage with our stockholders to solicit their views on our executive compensation programs. As also discussed in that section, we have made a number of adjustments to our executive compensation programs, in part in response to the input we received from our stockholders (for a list of these changes, please see the section below titled “Newly-Adopted Compensation and Corporate Governance Enhancements”). However, it is important to note that many of the Compensation Committee’s decisions relating to executive compensation for 2014, such as the annual base salary increases, bonus plan structure and annual equity awards, were made and implemented prior to our 2014 Annual Meeting of Stockholders and our stockholders’ vote on “Say-on-Pay” in 2014.
Actively Garnered Stockholder Views on 2014 “Say-on-Pay” Vote and Corporate Governance Policies More Generally
At our 2014 Annual Meeting of Stockholders, our stockholders expressed a disappointing level of support for the compensation of our NEOs in 2013, with approximately 59% of the votes cast approving our executive compensation. As we actively engaged with stockholders to consider their views on Corporate Governance matters, we facilitated discussions with stockholders following our 2014 Annual Meeting of Stockholders to consider their views on our executive compensation program.
During this process, we reviewed our compensation practices, discussed the low support of our 2014 “Say-on-Pay” vote, and elicited their views of our corporate governance and executive compensation programs. We were able to speak with stockholders representing, at various times, the majority of our outstanding shares. Our discussions were focused on, but not limited to, equity grants, executive compensation levels, claw-back provisions, equity ownership guidelines, improved disclosures and other corporate governance matters.
Based on these discussions, we believe the primary reasons for the low support included the following:

•	increased CEO pay due to additional equity grants awarded in 2013 in connection with our CEO’s appointment;

•	negative one- and three-year Total Stockholder Return (“TSR”), lagging five-year TSR and declines in most operating metrics;

•	annual cash bonuses that allowed for a considerable amount of discretion related to payouts and featured a funding floor of 30%;

•	long-term equity grants that were entirely time-based and, therefore, not sufficiently linked to any specific Company performance measures; and

•	utilization of excise tax gross-up provisions.

Newly-Adopted Compensation and Corporate Governance Enhancements
For 2015 after considering the results of our 2014 “Say-on-Pay” vote, best practices, the feedback from our stockholders and their advisors, and enhancements that were already underway, our Board and Compensation Committee took actions to improve our corporate governance as it relates to our executive compensation program, mitigate risk, align the interests of our executives with our stockholders and better align the compensation of our executives with Company performance. These changes include the following:
New Long-Term Equity Incentive Program. In recent years we have provided long-term equity incentives in stock options and in restricted stock which vested solely on a time-based schedule. In 2015, we will provide long-term equity incentives through a combination of one-half PSUs and one-half restricted stock, the combination of which will constitute a significant portion of total executive compensation in 2015. We believe PSUs will improve our long-term equity incentive compensation program because they:

•	link targeted compensation to relative stock price performance versus the Russell 2000 index;

•	typically have a better retentive impact than stock options;

•	capture investor opportunity cost of investing in Dice relative to the broader sector/market; and

•	provide a direct link to stockholder value creation/preservation.
Equity Ownership Guidelines. Our Board adopted equity ownership guidelines applicable to our CEO, our other NEOs, and the members of our Board. These new guidelines require these officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Elimination of the 30% Floor on Our Senior Bonus Plan. In 2014, 30% of the total bonus pool available for NEOs and other senior executives designated by the Compensation Committee was funded automatically, while 35% was funded according to the percentage of the revenue target achieved, and 35% was funded according to the percentage of the Adjusted EBITDA target achieved. Beginning in 2015, the total bonus pool will no longer feature an automatic funding floor. Instead, 50% will be funded according to the percentage of the revenue target achieved, and 50% will be funded according to the percentage of Adjusted EBITDA target achieved, which we believe more appropriately aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board also adopted a “claw-back” policy. Under and subject to the new “claw-back” policy, the Company may seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, that were based on achieving certain financial results if the covered executive intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon the restated financial results. Specifically, compensation subject to the “claw-back” policy is any cash incentive payment made within the three-year period preceding the accounting restatement.

Advancing Our Compensation Philosophy through Corporate Governance
We have adopted corporate governance practices and policies including those described in “Newly Adopted Compensation and Corporate Governance Enhancements,” that our Board believes help to advance our compensation goals, including:

What We Do
We maintain a completely independent Compensation Committee with an ongoing review process of our compensation philosophy and practices.
We adhere to a pay-for-performance philosophy and compensation model. A substantial part of our executive compensation is contingent on, and variable with, achievement of objective corporate and individual performance goals and other objective measures of success.

We split the Chairman and CEO roles. Our Chairman of the Board is an independent director and not an employee.
We retain an independent compensation advisor reporting to the Compensation Committee. Since 2014, we have engaged Compensia as our independent compensation consultant as an advisor to provide analysis, advice and guidance on executive compensation.

We consider stockholder advisory votes and views. Our Compensation Committee considers the voting results of our advisory vote on executive compensation at each annual meeting and also separately seeks to engage our stockholders on corporate governance matters.

We have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company and our subsidiaries taken as a whole.

What We Don’t Do
In 2014, we adopted a policy under which tax gross-up provisions will no longer be included in employment agreements with new employees, or added to existing employment agreements with current employees which do not already contain a tax gross-up provision.

Generally, we do not provide special benefits to our NEOs such as medical and other types of insurance. However, our NEOs are entitled to participate in a Supplemental Disability Plan, and certain separation and change of control-related benefits.

We do not make loans to executive officers of the Company.
We do not allow our directors, officers or employees or their related parties to purchase the stock of the Company on margin, enter into short sales or buy or sell derivatives in respect of securities of the Company.

The Company discourages speculative hedging transactions, but does permit long-term hedging transactions that are designed to protect an individual’s investment in Company securities. Any such hedging transactions require pre-clearance from the Company.

We do not pay cash dividends on unearned and unvested equity awards held by NEOs.
Key 2014 Compensation Decisions
During 2014, along with conducting its normal oversight responsibilities, the Compensation Committee again reviewed the Company’s compensation practices in light of the Company’s performance and stock market valuation. Using the peer group information and recommendations from its compensation consultants, Frederic W. Cook & Co. and Compensia (as described in more detail below), the Compensation Committee reviewed and confirmed, with minor adjustments, its policies governing compensation, including plans for base salaries, annual, performance-based cash bonuses and long-term equity incentives.
Consistent with our pay-for-performance philosophy, the Company’s compensation program emphasizes variable pay over fixed pay and seeks to balance short- and long-term incentives. The majority of CEO compensation consists of variable pay, including cash awarded under our Senior Bonus Plan and equity incentives.
Fixed pay, primarily consisting of base salary and 30% of the Senior Bonus Plan target, made up 52.5% of our CEO’s total target compensation in 2014, while variable pay, consisting of equity incentives and an annual performance-based cash bonus, made up 47.5% of our CEO’s total target compensation. Our CEO’s equity grants in 2014 were lower than in 2013 due to his receipt of significant equity grants in connection with his promotion to President and CEO in September 2013. Similar allocations are applicable to our other NEOs. The chart below shows the percentages of variable target compensation versus fixed target compensation for our CEO and our other NEOs in 2014:

We balance short- and long-term incentives by providing our NEOs with a mix of base salary and annual cash bonus opportunities, which are short-term in nature, and equity incentives, which are long-term in nature. The grant date value of an equity award may not be indicative of its value when it is credited to an NEO upon achievement of future performance metrics, when it is actually released to such NEO, or when it may be sold by such NEO.
The Compensation Committee reviewed the parameters for annual long-term equity incentives and approved annual option and restricted stock grants effective February 19, 2014. The Compensation Committee reviewed 2014 performance Company-wide and for individual members of senior management and awarded bonuses as more fully described below.
For 2014, the Compensation Committee made the following key compensation-related decisions for the Company’s NEOs:

Name	Title	2014 Base Increase from 2013	2014 Bonus Pool Funded	Individual Performance Bonus Adjustment	2014 Executive Incentive Bonus as a Percentage of Target Bonus	2014 Stock Awards (#)	2014 Option Awards (#)
Michael P. Durney	President and Chief Executive Officer	—%	95%	100%	95%	—	100,000
John J. Roberts	Chief Financial Officer	—%	95%	95%	90%	—	25,000
Shravan Goli	President, Dice.com	10%	100%	100%	100%	45,000	90,000
Brian P. Campbell	Vice President, Business and Legal Affairs, General Counsel and Secretary	—%	95%	85%	81%	15,000	30,000
James E. Bennett	Global Managing Director of eFinancialCareers/Managing Director, Data Services	11%	60%	130%	78%	20,000	40,000
The Process of Setting Executive Compensation
The Compensation Committee reviews our executive compensation program throughout the year to:
•evaluate the performance of our NEOs;

•determine annual, performance-based cash bonuses for our NEOs for the prior fiscal year;
•establish the individual and corporate performance objectives for each NEO for the current fiscal year;
•set base salaries for our NEOs for the next fiscal year;
•determine the portion of total compensation that will be contingent, performance-based pay; and
•consider and approve any grants of equity incentive compensation.
Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our CEO concerning strategic objectives and performance targets.
Individual performance for all NEOs, other than our CEO, is assessed by our CEO and, for Mr. Campbell, by our CFO, and both then make recommendations to the Compensation Committee. Irrespective of those recommendations, the Compensation Committee retains full discretion to approve or modify any of the NEO recommendations made by our CEO and CFO. The Compensation Committee alone assesses the individual performance of our CEO.
Our Compensation Committee establishes, together with the performance objectives, targeted annual cash compensation levels (and maximum achievable compensation) for each NEO by determining each NEO’s base salary and amount of cash bonus compensation contingent upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus pool. As a general proposition, the Compensation Committee attempts to determine the overall best mix of fixed and variable compensation. In making this determination, the Compensation Committee is guided by the compensation philosophy described above. The Compensation Committee also considers historical compensation levels, the relative compensation levels among our senior executive officers, the competitive pay practices at our peer companies (as described in more detail below) and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations. We use these third-party compensation studies as a basis for comparing and setting individual elements of executive compensation for the NEOs because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Compensation Committee also considers industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. See “Our Peer Companies.”
We believe that internal pay equity is an important factor to be considered in establishing compensation for our NEOs. The Compensation Committee has not established a policy regarding the ratio of total compensation of the CEO to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the Compensation Committee’s discretion based on our Compensation Committee members’ experience with, and knowledge of, other companies’ practices. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.
It is a key objective to ensure that compensation provided to NEOs remains reasonable and responsible yet competitive relative to the compensation paid to similarly-situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, each NEO. Total compensation should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increase, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance-based objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
Benchmarking
The Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When the Compensation Committee determines whether an NEO should receive an increase in salary, the

Compensation Committee sometimes reviews independent compensation studies in order to compare the compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the marketplace, as detailed in the section “The Process of Setting Executive Compensation” above. Our compensation consultant conducted a comprehensive review of our compensation programs for executive officers in 2014 to assist in establishing the 2014 executive compensation program. The purpose of these reviews was to assess the design and competitive positioning of our compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our compensation program going forward. For 2014, the Compensation Committee took into account the compensation consultant’s analysis to evaluate and determine the compensation for our NEOs.
Management’s Role in the Compensation-Setting Process
Our CEO plays a significant role in the compensation-setting process. Our CEO evaluates the performance of the other NEOs, recommends business performance targets and objectives for the other NEOs and recommends base salary, bonus levels and stock awards for other executive officers. Our CFO recommends salary and bonus levels and option awards for Mr. Campbell. All recommendations of our CEO and CFO are subject to Compensation Committee approval. The Compensation Committee discusses the recommendations with our CEO or CFO, as appropriate, and then makes its decisions in its sole discretion. Similarly, our CEO’s compensation, performance targets and objectives are discussed among the members of the Compensation Committee, and the Compensation Committee sets our CEO’s compensation.
Our CEO helps the Compensation Committee set its agenda for meetings and participates in committee meetings at the Compensation Committee’s request. Other NEOs also prepare information for each Compensation Committee meeting.
Elements of Executive Compensation
The three primary elements of our executive compensation programs are: (1) base salary, (2) annual performance-based cash bonus, and (3) long-term equity incentives:

Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Qualifications, experience and industry knowledge, quality and effectiveness of leadership, scope of responsibilities, individual goals and objectives, past performance, base salary.	Provides competitive level of fixed compensation, with actual salaries determined based on the facts and circumstances of each NEO.
Annual, Performance-Based Cash Bonuses	Achievement of specified performance objectives with a time horizon of one year or less (for 2014, focused on revenue and Adjusted EBITDA) and individual performance.
Motivate participants to achieve (i) corporate financial performance objectives during the year, and (ii) individual management objectives reviewed and approved by the Compensation Committee.

Performance levels are generally established to incentivize our management to achieve or exceed performance objectives.

Long-Term Equity Incentives
Achievement of objectives designed to enhance long-term stockholder interests and attract, retain, motivate and reward employees over extended periods.

Vesting requirements promote retention of highly-valued members of management, including our NEOs.

Annual awards of stock options and restricted stock that vest over a period of time and provide an at-risk, variable pay opportunity. Because the ultimate value of these equity awards is directly related to the price of the Company’s common stock, and the awards are only saleable over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Long-term equity incentives under our executive compensation plans help align management performance with the interests of our stockholders. While our 2014 program focused on a mix of approximately two-thirds restricted stock and one-third stock options, our new 2015 program will focus on a mix of one-half PSUs and one-half restricted stock, which we believe more appropriately aligns our executive compensation with Company performance.

The following table sets forth the base salaries for our NEOs in 2014 and 2013:

Name	Title	Base Salary for 2014($)	Base Salary for 2013($)	Percentage Increase
Michael P. Durney	President and Chief Executive Officer	500,000	500,000	—%
John J. Roberts	Chief Financial Officer	325,000	325,000	—%
Shravan Goli	President, Dice.com	440,000	400,000	10%
Brian P. Campbell	Vice President, Business and Legal Affairs, General Counsel and Secretary	309,000	309,000	—%
James Bennett*	Global Managing Director of eFinancialCareers/Managing Director, Data Services	306,240	275,800	11%
* 2014 salary reflects £185,600 converted at US$1.65 for each £1 and 2013 salary reflects £176,800 converted at US$1.56 for each £1. Mr. Bennett’s salary increase was 5% from 2013 to 2014 in British Pounds. Additional percentage increase due to fluctuation in exchange rate.
Base salary provides executives with a base level of regular income. In determining an NEO’s base salary, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at the Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies who are reflected in independent studies, internal pay equity and other factors as deemed appropriate. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors.
Annually, the Compensation Committee reviews each executive’s past salary and performance, and general economic conditions in our industry, and decides whether or not to adjust the salary. Adjustments, if any, are implemented effective as of January. Subject to the limitations found in each executive’s employment agreement, the Compensation Committee can increase or decrease an executive’s base salary at its discretion.
Senior Bonus Plan
Our bonus program is intended to motivate and reward performance by providing annual, performance-based cash bonuses based upon meeting and exceeding performance goals. We award annual cash bonuses under our Senior Bonus Plan for achievement of specified performance objectives with a time horizon of one year or less. We make awards from an established bonus pool. The Compensation Committee determines the total size of our bonus pool by taking into account our qualitative and financial performance. Within the parameters of the overall pool, there are separate sub-pools allocated to the performance of the individual operating units. The Compensation Committee determines the size of an award that we make to a particular executive by considering his or her individual performance as measured against pre-set performance targets and objectives and his or her individual impact on our overall performance. We believe this pool-based bonus system helps to foster teamwork and ensures that all executives work together as one in the interest of our performance.
The revenue target and the Adjusted EBITDA target for bonus pool purposes are set on an annual basis. Each of these components is selected because they are best reflective of business performance, and they are equally weighted because they are both critical in assessing the success of the business. In December 2013, our proposed 2014 bonus plan was presented to the Board, and the final plan was approved in January 2014. For purposes of funding the senior bonus pool for 2014, the Compensation Committee established a target for revenue and Adjusted EBITDA for the Corporate Pool (“Corp Pool”), Tech & Clearance and Slashdot Combined Pool (“T&C and SD Pool”) and eFinancialCareers Pool (“eFC Pool”). The revenue target for purposes of the Senior Bonus Plan is not intended to be in accordance with U.S. GAAP and includes various adjustments such as removing the impact of the change in foreign currency exchange rates that cause the measurement amount to differ from our actual results. Likewise, the Adjusted EBITDA target includes various adjustments, such as the exclusion of stock-based compensation and the exclusion of the accrual for the senior bonus.
Actual revenue and Adjusted EBITDA do not include the impact of acquisitions during the year. Additionally, the actual revenue and Adjusted EBITDA results are adjusted to use foreign exchange rates that were assumed when the target amounts were determined, therefore eliminating the impact of changes in exchange rates. We calculate our total bonus pool by taking a percentage of each executive’s base salary and contributing that amount (adjusted for our revenue and Adjusted EBITDA performance) to the total bonus pool for our executives. The maximum potential bonus pool cannot exceed 200% of target. In 2014, this target contribution percentage was:

Name	Title	Target Contribution %
Michael P. Durney	President and Chief Executive Officer	100%
John J. Roberts	Chief Financial Officer	50%
Shravan Goli	President, Dice.com	100%
Brian P. Campbell	Vice President, Business and Legal Affairs, General Counsel and Secretary	35%
James E. Bennett	Global Managing Director of eFinancialCareers/Managing Director, Data Services	50%
For 2014, the total bonus pool available for the NEOs and other senior executives designated by the Compensation Committee was funded in the following way:
•30% funded automatically;
•35% funded according to the percentage of the revenue target achieved; and
•35% funded according to the percentage of the Adjusted EBITDA target achieved.
Beginning in 2015, 50% of the total bonus pool available for NEOs and other senior executives designated by the Compensation Committee will be funded according to the percentage of the revenue target achieved, and 50% will be funded according to the percentage of Adjusted EBITDA target achieved, which we believe more appropriately aligns funding with our pay-for-performance philosophy.
For 2014, if our actual results were lower than 85% of the revenue target or the Adjusted EBITDA target, the 35% of the bonus pool to be funded upon achieving the applicable target was not funded. If 85% of the applicable target was achieved, 50% of the 35% to be funded with respect to the applicable target was funded. If our actual revenue or Adjusted EBITDA fell between 85% and 100% of the applicable target, the amount to be funded for each target to the bonus pool increased from 50% to 100% of the applicable 35% portion of the bonus pool on a pro-rata basis. Further, for 2014, the size of our bonus pool would increase by 10% for each 1% that our actual revenue exceeds our revenue target (the “revenue multiplier”), provided that actual Adjusted EBITDA is also equal to or greater than the sum of (1) the Adjusted EBITDA target plus (2) 50% of the amount by which actual revenue exceeds our revenue target. (If actual Adjusted EBITDA exceeds our Adjusted EBITDA target but actual revenue does not exceed our revenue target, the bonus pool does not increase.)
The 2014 Senior Bonus Plan consisted of eight pools including the pools listed below. For purposes of the total bonus pool, our actual and targets for revenue and Adjusted EBITDA for the pools that included our NEOs were:

	Actual 2014 Revenue($)	Target 2014 Revenue($)	Actual 2014 Adjusted EBITDA($)	Target 2014 Adjusted EBITDA($)	2014 Bonus Pool Funded($)(4)	2014 Bonus Pool Funded(%)
	(in millions)
Corp Pool(1)	254.4	260.4	81.2	83.1	1.6	95%
eFC Pool(2)	37.3	39.0	9.0	11.4	0.2	60%
T&C and SD Pool(3)	145.1	145.4	70.7	66.3	0.5	100%

(1)	Messrs. Durney, Roberts, and Campbell participate in the Corp Pool.

(2)
Mr. Bennett participates in the eFC Pool. Reflects £22.6 million converted at $1.65 for each £1 and £5.4 million converted at $1.65 for each £1, for actual revenue and Adjusted EBITDA, respectively. The target for revenue and Adjusted EBITDA was £23.7 million converted at $1.65 for each £1 and £6.9 million converted at $1.65 for each £1, respectively.

(3)	Mr. Goli participates in the T&C and SD Pool.

(4)	Represents total pool funding, including NEOs.
Because our actual revenues and Adjusted EBITDA for bonus pool purposes were below our targets for the Corp and eFC Pools, the bonus pool funding was decreased by 5% for the Corp Pool and 40% for the eFC Pool. Because our actual results for the Adjusted EBITDA target for the eFC Pool fell just short of the 85% of the target required for funding the Adjusted EBITDA portion of the pool, the Compensation Committee decided to waive the requirement and fund that portion of the pool after taking into account the challenging overall environment in financial services as well as changes made within the organization, including severance payments, and their impact on eFC Adjusted EBITDA. Accordingly, we multiplied each executive officer’s targeted base compensation contribution amount by 95% for those in the Corp

Pool, 60% for those in the eFC Pool and 100% for those in the T&C and SD Pool to determine how much would be contributed to the bonus pool with respect to his or her base compensation. As a result, the total bonus pool for the Senior Bonus Plan for 2014 was $3.3 million. The five NEOs plus 45 other members of senior management participated in the Senior Bonus Plan and were eligible for bonuses out of the total bonus pool.
The Compensation Committee then reviews each executive’s performance against his individual performance objectives (set forth below) and may further increase or decrease the percentage for any particular executive if that executive has had a significant impact (positive or negative) on Company performance. We believe this ensures that executives whose performance is outstanding receive proportionately larger bonuses as a reward. It is possible that any single participant may be allocated a bonus from the bonus pool in an amount up to a maximum of two times his or her targeted base compensation contribution to the bonus pool if his or her performance warrants such a payout based on the Compensation Committee’s qualitative assessment of the executive’s performance against his or her goals and objectives. Similarly, it is also possible that any participant in the Senior Bonus Plan may be allocated less than his or her targeted base compensation contribution to the bonus pool, based on his or her performance against his or her goals and objectives.

The 2014 performance goals and objectives for Mr. Durney consist of:

•	Achieve 2014 Company billings and revenue goals and EBITDA targets;

•	Focus the Company’s attention on serving professionals through the lifecycle of their career and serving recruiters by providing efficient access to professionals;

•	Improve the use of data and analytics across the Company’s business units;

•	Continue to create products from the Work Digital business;

•	Increase innovation throughout the Company; and

•	Create a culture of high performance.
The 2014 performance goals and objectives for Mr. Roberts consist of:

•	Ensure timely, accurate and informative financial reporting;

•	Manage external reporting and public shareholder requirements;

•	Review finance organizational structure and implement changes where appropriate;

•	Lead corporate development, acquisition and financing activities;

•	Analyze optimal capital structure; and

•	Develop a roadmap for enhancing the Company valuation with relevant metrics to measure achievement.
The 2014 performance goals and objectives for Mr. Goli consist of:

•	Achieve 2014 Tech & Clearance billings and revenue goals and EBITDA targets;

•	Deliver on the promise of Dice.com Product Innovation by removing barriers and creating differentiation;

•	Drive the success of Open Web for Tech & Clearance;

•	Transform and improve the efficiency of marketing and transform sales into a high performance organization;

•	Complete the Dice.com rebuild and ensure its transformation into a high performance organization; and

•	Establish a strategy for Dice International, including plans for the future of The IT Job Board and possible path to integrate with Dice.com and create a unified global Dice brand.
 The 2014 performance goals and objectives for Mr. Campbell consist of:

•	Maintain our legal files and endeavor to ensure compliance with applicable global laws and regulations;

•	Support strategic expansion initiatives, including managing the legal issues surrounding acquisitions, dispositions, joint ventures and related transactions;

•	Provide legal support to our efforts to provide adequate financing for the Company, and to the sales teams in their negotiation and closing of deals;

•	Work on the Company’s analysis and execution of international organization structure;

•	Manage the Company’s litigation matters and our arrangements with outside counsel; and

•	Manage the legal aspects of SEC filings, including the proxy process and annual meeting preparation, and Board and committee legal issues.
The 2014 performance goals and objectives for Mr. Bennett consist of:

•	Achieve 2014 eFinancialCareers billings and revenue goals and EBITDA targets;

•	Lead the transition of eFinancialCareers from jobs to careers and develop additional recruitment/talent related services for financial services clients;

•	Drive client performance/engagement and increase annual renewal rates for eFinancialCareers;

•	Drive the eFinancialCareers mobile strategy;

•	Launch Open Web in current IT Job Board markets;

•	Review The IT Job Board brand and platform to align with our goal to develop a single global Tech career platform and improve engagement with tech professionals; and

•	Improve IT Job Board sales productivity, margins and sales approach.
Based on input received from Mr. Durney and Mr. Roberts with respect to each of their direct reports, the Compensation Committee determines in its sole discretion the extent to which such individuals’ goals and objectives are achieved. For 2014, Messrs. Durney and Goli were awarded a bonus equal to 100% of their basic bonus allocation based on meeting their performance goals and objectives and due to the overall management of the business. For 2014, the Compensation Committee made adjustments to the bonus pool allocations as a result of individual performance for Messrs. Roberts (95%), Campbell (85%) and Bennett (130%).
Long-Term Equity Incentives
We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe long-term equity incentives should be a significant part of the total mix of executive compensation. For 2014, the mix was approximately two-thirds restricted stock and one-third options. The Compensation Committee believed this allocation was appropriate for enhanced retention and to balance our equity compensation practices that applied in the initial years following our initial public offering, which had been primarily options. Under our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Omnibus Equity Award Plan, all restricted stock grants typically vest over four years, with 25% vesting occurring on each anniversary date of the applicable vesting commencement date. Stock options incorporate the following features:

•	the term of the grant does not exceed 10 years;

•	the grant price is not less than the fair market value of our Common Stock on the date of grant; and

•	vesting is typically over four years, with the first 25% typically vesting on the first anniversary of the vesting commencement date, and 6.25% vesting quarterly thereafter.
For 2014, we continued to use stock options and restricted stock as long-term incentive vehicles because:

•
stock options and restricted stock align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders;

•	stock options are performance-based in that all of the value received by the recipient from a stock option is based on the growth of the stock price above the option price;

•
restricted stock grants encourage our executives to hold shares of our common stock and incentivize our executives to increase the value of shares of our common stock through contributions to long-term performance;

•
stock options and restricted stock help to provide a balance to the overall compensation program: while cash bonuses focus on the achievement of annual performance targets, the structure and vesting of stock options and restricted stock awards create incentive for increases in stockholder value over a longer term; and

•	vesting periods encourage executive retention and the preservation of stockholder value.

In determining the number of options and/or restricted stock to be granted to each NEO for 2014, the Compensation Committee took into account (1) the individual’s position, scope of responsibility, and ability to affect Company performance and stockholder value; (2) the Compensation Committee’s evaluation of the NEO’s performance in preceding fiscal years; (3) the extent to which the long-term equity award grant value is competitive with our peer group companies for long-term equity award grants for comparable positions in the Company’s industry; (4) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); and (5) the value and potential value for the executive of the other elements of the Company’s compensation program and the value of stock options and restricted stock in relation to such other elements of total compensation.
In addition, the Compensation Committee considered the following material factors that have particular relevance to long-term equity grants: (1) the Company-wide equity budget (which is the aggregate grant values of all long-term equity awards available for grant to Company employees, expressed as a percentage of the Company’s market capitalization), which is taken into account in determining the relative size of awards granted to the NEOs to ensure there is sufficient value available for grants to the other eligible employees of the Company; and (2) the NEO’s unrealized value from previous grants, including the number of options and restricted stock currently held by him or her and the level of options and restricted stock granted in prior years (with an emphasis on the extent to which outstanding equity grants are still unvested and thus continue to represent substantial retentive value). As with the determinations with respect to other elements of compensation, the Compensation Committee considers all relevant factors taken as a whole in setting the applicable equity grant for the fiscal year.
The Compensation Committee typically approves grants annually at its February meeting, but also makes grants from time-to-time in connection with new hires and promotions. In February 2014, the Compensation Committee approved an option and/or restricted stock grant to key members of our management team, including our NEOs:

Name	Title	Grant Date	2014 Stock Awards (#)	2014 Option Awards (#)
Michael P. Durney	President and Chief Executive Officer	2/19/2014	—	100,000
John J. Roberts	Chief Financial Officer	2/19/2014	—	25,000
Shravan Goli	President, Dice.com	2/19/2014	45,000	90,000
Brian P. Campbell	Vice President, Business and Legal Affairs, General Counsel and Secretary	2/19/2014	15,000	30,000
James E. Bennett	Global Managing Director of eFinancialCareers/Managing Director, Data Services	2/19/2014	20,000	40,000
This was part of an annual grant of equity awards and part of our overall compensation program. In determining the size of the equity grants for our NEOs, the Compensation Committee took into account the material factors set forth above, in conjunction with the Compensia analysis. As part of its overall review of the Company’s compensation program(see “The Process of Setting Executive Compensation” above), the Compensation Committee set a seven year term for the stock options, consistent with the 2013 option grant. Stock option grants prior to 2008 were granted with a ten year term. All grants in 2008 and after were granted with a seven year term.
In 2014, we provided long-term equity incentives through a combination of: (1) stock options, and (2) restricted stock.
In March 2015, we provided long-term equity incentives through a combination of: (1) one-half PSUs, and (2) one-half restricted stock, the combination of which will constitute a significant portion of total executive compensation in 2015.
We believe PSUs represent a better form of long-term equity incentive compensation than stock options because they:

◦	link targeted compensation to relative stock price performance versus the Russell 2000 index;

◦	typically have a better retentive impact than options;

◦	capture investor opportunity cost of investing in Dice relative to the broader sector or market; and

◦	provide a direct link to shareholder value creation/preservation.

The shares subject to PSUs vest in full on the date the Compensation Committee certifies results for the relevant one, two or three year performance period, with target PSUs evenly divided across the three performance periods, but the ability to earn an above target number of shares is tied solely to the full three-year period. Stock price performance is determined by the average adjusted closing stock price for the Company and the Russell 2000 Index for the 30 trading days prior to the grant date and the average adjusted closing stock price for the 30 trading days prior to the end of each period.
Employee Benefits
The Company also supplements its primary compensation program by providing retirement benefits provided under a 401(k) plan with a Company matching contribution, or analogous benefit as typically provided in the country where our executive officers reside; and generally available benefit programs, such as life insurance and health care benefits. In addition, certain executive officers participate in a Supplemental Disability Plan. While these benefit programs are important in attracting and retaining our workforce in a competitive marketplace, the Compensation Committee considers these to be secondary elements of the Company’s executive compensation program because they typically comprise a small percentage of the total compensation of our executive officers, are generally set at levels such that they would not constitute a strong factor in rewarding financial or operational performance, and are not as heavily emphasized in attracting and retaining our executive officers.
Severance and Change-in-Control Arrangements
We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in response, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and are necessary to ensure that our total employment package for them remains market competitive. Each NEO is entitled to receive severance benefits under the terms of his or her employment agreement upon either termination by us without cause or, under certain circumstances, resignation by the executive for good reason. For details on our severance and change-in-control arrangements, see “Potential Post-Employment Payments Upon Termination or Change-in-Control.”
Reasonableness of Compensation
After considering all components of the compensation paid to the NEOs in respect of 2014 we considered the total compensation reasonable because:

•	Management and the Company performed well in 2014 in executing against its strategic initiatives. Adjusted EBITDA increased $11.8 million from fiscal year 2013 to 2014.

•	The total compensation levels for the NEOs are comparable with those of similarly situated executives in comparable companies.
Tax and Accounting Considerations
We generally seek to maximize the deductibility for tax purposes of all elements of compensation. For example, we have consistently issued nonqualified stock options that will result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation (other than qualified performance-based compensation) in excess of $1.0 million paid to our NEOs (other than our Chief Financial Officer) in any fiscal year. Our 2012 Omnibus Equity Award Plan was approved by our stockholders and is designed to enable the Compensation Committee to award annual bonuses and equity grants which could qualify for exemption from the application of Section 162(m). The Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when we deem it to be in our best interests (including grants of time-based restricted stock and targeted use of discretion in our annual bonus arrangements).
Role of Compensation Consultant
The Compensation Committee engaged Compensia to advise and assist it in connection with 2014 compensation decisions. Compensia offered the Compensation Committee advice with respect to base salary, annual, performance-based cash bonus and long-term equity compensation of executive officers, performance-based plans (including the design and structure of the long-term equity program), the compensation-related terms of senior employment arrangements, and general information related to market trends and developments affecting compensation practices. Our Compensation Committee also sought Compensia’s advice regarding the relationship between our CEO’s compensation and the Company’s performance.
Compensia is an independent compensation advisor, with special expertise and extensive experience in our industry, and has no business other than advising boards and management teams on executive compensation issues. The Compensation Committee considered these and other factors required by the SEC and NYSE in selecting Compensia.
In 2014, Compensia worked in collaboration with the Company’s management at the Compensation Committee’s direction to review management’s recommendations to the Compensation Committee and to provide information and guidance to management on the Compensation Committee’s behalf. As the Compensation Committee’s consultant, Compensia made recommendations directly to the Compensation Committee and attended portions of the Compensation Committee’s executive sessions without the involvement of management, as required by the Compensation Committee, and in order to support the Compensation Committee’s independent decision-making. Compensia performed executive compensation services at the request of the Compensation Committee in 2014, for which we paid approximately $60,000.
Our Peer Companies
The Compensation Committee, taking into account the advice of Compensia, identified the following peer group of companies in 2014 based on size and business focus for comparison purposes in determining compensation:

Angie’s List	LivePerson
comScore	Monster Worldwide
Constant Contact	Move
Demand Media	QuinStreet
Envestment	Stamps.com
Global Eagle Entertainment	Travelzoo
GTT Communications	Truecar
IntraLinks Holdings	XO Group
Limelight Networks	Xoom
Liquidity Services
The peer group of companies were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and number of employees), business focus, business strategy and industry. The Compensation Committee reviews the peer group of companies at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the Core Peer Companies. The companies included in this group may change from year-to-year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information.
For 2014, the Compensation Committee removed Ancestry.com, Kenexa, OpenTable, Responsys, and Websense, and added Angie’s List, Global Eagle Entertainment, GTT Communications, IntraLinks Holdings, Limelight Networks, Monster Worldwide, Move, Stamps.com, Truecar, XO Group and Xoom.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
Members of the Compensation Committee:
H. Raymond Bingham (Chair)
Peter R. Ezersky
Golnar Sheikholeslami
Brian (Skip) Schipper
Compensation Practices and Risks
The Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	our use of different types of compensation vehicles provides a balance of long-term and short-term incentives with fixed and variable components;

•	we grant equity-based awards with time-based vesting, which encourage participants to look to long-term appreciation in equity values;

•
our system of internal control over financial reporting, standards of business conduct, and whistleblower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under the recently adopted features of our 2012 Omnibus Equity Award Plan;

•	our adoption of a “claw-back” policy in 2015, under which the Company may generally seek reimbursement of cash incentive payments made to covered officers; and

•	our adoption of stock ownership guidelines for our directors and officers in 2015, which requires these directors and officers achieve target ownership levels under the terms of the guidelines.
The Company’s management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time-to-time to ensure that compensation levels remain competitive.
Summary Compensation Table for Fiscal Year 2014
The following table sets forth the total cash and non-cash compensation paid by us or incurred on our behalf to our NEOs during the years ended December 31, 2012, December 31, 2013, and December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael P. Durney(6)	2014	500,000	—	—	257,282	473,723	9,100	1,240,105
President & Chief	2013	432,923	—	1,232,600	1,119,853	301,903	8,925	3,096,204
Executive Officer	2012	380,000	—	412,620	201,816	207,500	8,750	1,210,686

John J. Roberts(7)	2014	325,000	—	—	64,321	146,262	9,100	544,683
Chief Financial Officer	2013	68,750	—	434,500	245,477	27,993	876	777,596

Shravan Goli(4)(7)	2014	433,077	100,000	320,850	231,554	429,278	9,100	1,523,859
President, Dice.com	2013	318,462	100,000	2,507,500	358,467	318,462	7,470	3,610,361

Brian P. Campbell	2014	309,000	—	106,950	77,185	87,096	9,100	589,331
Vice President, Business and	2013	303,704	—	147,300	107,520	86,561	8,925	654,010
Legal Affairs, General	2012	294,734	—	188,370	89,696	94,000	8,750	675,550
Counsel and Secretary

James E. Bennett(5)	2014	306,240	—	142,600	102,913	118,668	—	670,421
Global Managing Director	2013	275,808	—	196,400	143,360	102,753	6,311	724,632
eFinancialCareers/Managing	2012	270,300	—	493,350	179,392	105,576	—	1,048,618
Director, Data Services

(1)
Represents the aggregate grant date fair value of restricted stock or stock options granted during the year in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). These amounts do not correspond to the actual value that may be realized by our NEOs for these awards. See Note 11 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.

(2)
Represents awards made pursuant to the Corp Pool (or T&C and SD Pool, in the case of Mr. Goli and eFC Pool, in the case of Mr. Bennett) and earned during the year indicated, although the awards were paid in the following year.

(3)	This amount represents employer contributions to our 401(k) plan or other savings plans for employees outside the United States.

(4)	Mr. Goli received a sign-on bonus of $100,000 that was paid in March 2013 and $100,000 that was paid in March 2014, the one year anniversary of employment.

(5)
All compensation amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.65 for each £1 in 2014, US$1.56 for each £1 in 2013 and US$1.59 for each £1 in 2012.

(6)	Equity grants in 2014 were lower than in 2013 due to Mr. Durney's receipt of significant equity grants in connection with his promotion in 2013.

(7)	Equity grants in 2014 were lower than in 2013 due to the receipt by Messrs. Roberts and Goli of significant equity grants upon joining the Company in 2013.
Grants of Plan-Based Awards for Fiscal Year 2014
The following table details grants of plan-based awards to our NEOs during 2014:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Target Bonus Payments($)	Maximum Bonus Payments($)
Michael P. Durney	2/19/2014				100,000	7.13	257,282
		500,000	1,000,000

John J. Roberts	2/19/2014				25,000	7.13	64,321
		162,500	325,000

Shravan Goli	2/19/2014				90,000	7.13	231,554
	2/19/2014			45,000			320,850
		430,000	860,000

Brian P. Campbell	2/19/2014				30,000	7.13	77,185
	2/19/2014			15,000			106,950
		108,150	216,300

James E. Bennett	2/19/2014				40,000	7.13	102,913
	2/19/2014			20,000			142,600
		153,120(5)	306,240(5)

(1)	For a description of the material terms of these awards, please see the “Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan.”

(2)	The restricted stock vests 25% on each of the first, second, third and fourth anniversaries of the applicable vesting commencement date.

(3)	The options vest 25% on the first anniversary of the applicable vesting commencement date and 6.25% vest quarterly thereafter.

(4)
We estimated the fair value of restricted stock using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. We estimated the fair value of option awards on the grant date using the Black-Scholes option-pricing model and in accordance with the FASB ASC Topic 718 Stock Compensation. See Note 11 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.

(5)	Converted from British Pounds to U.S. dollars at an exchange rate of US$1.65 for each £1.

Employment Agreements
We have entered into an employment agreement with each of our NEOs. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.
Michael P. Durney
Effective September 30, 2013, Mr. Durney became President and Chief Executive Officer. The employment agreement for Mr. Durney provides that Mr. Durney will continue to serve until his employment is terminated by us or by Mr. Durney, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Durney is entitled to receive an annual base salary of $500,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Durney participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Durney is entitled to five weeks of vacation per year.
John J. Roberts
The employment agreement for Mr. Roberts, our Chief Financial Officer, provides that Mr. Roberts will continue to serve until his employment is terminated by us or by Mr. Roberts, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter. Mr. Roberts’ agreement not to compete with the Company is for six months if he is terminated prior to the second anniversary of his employment with the Company and nine months if he is terminated after the second anniversary but prior to the fifth anniversary of his employment with the Company.
Mr. Roberts is entitled to receive an annual base salary of $325,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Roberts participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Roberts is entitled to four weeks of vacation per year.

Shravan Goli
Mr. Goli’s employment agreement provides that Mr. Goli will continue to serve as our President, Dice.com until his employment is terminated by us or by Mr. Goli, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Goli is entitled to receive an annual base salary of $440,000 (as of June 2014), and in accordance with the terms of his employment agreement, the Senior Bonus Plan, and our benefit policies, is eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Goli received a sign on bonus of $100,000 upon his employment start date, and received a second bonus of $100,000 on the first anniversary of his employment start date, subject to his continued employment.
Mr. Goli participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Goli is entitled to four weeks of vacation per year.

Brian P. Campbell
Mr. Campbell’s employment agreement provides that Mr. Campbell will continue to serve as our Vice President, Business and Legal Affairs and General Counsel until his employment is terminated by us or by Mr. Campbell, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Campbell is entitled to receive an annual base salary of $309,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 35% of his base salary, determined by the Chief Financial Officer and the Board, participation in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Campbell is entitled to five weeks of vacation per year.
James E. Bennett
The employment agreement for Mr. Bennett, our Global Managing Director, eFinancialCareers and, effective December 2014, Managing Director, Data Services, provides that Mr. Bennett will continue to serve until his employment is terminated by us or by Mr. Bennett, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of nine months thereafter.
Mr. Bennett is entitled to receive an annual base salary of $306,240 (as converted from British Pounds to U.S. dollars at an exchange rate of US$1.65 for each £1) (as of January 2014), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Bennett participates in our long-term incentive plan, and all employee benefit plans. Mr. Bennett is entitled to five weeks of vacation per year.
Outstanding Equity Awards at Fiscal Year-End 2014

	Vesting Commencement Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)	Market Value of Shares of Stock That Have Not Vested ($)
Name		Exercisable (#)(1)	Unexercisable (#)
Michael P. Durney	11/7/05	374,274	—	1.98	(3)	8/31/15
	11/7/05	313,791	—	0.20	(4)	8/31/15
	2/9/09	200,000	—	2.88		2/9/16
	1/31/07	105,108	—	6.49		1/31/17
	2/10/10	140,000	—	6.08		2/10/17
	3/3/11	32,812	2,188	14.50		3/3/18	7,000	70,070
	2/27/12	30,937	14,063	8.97		2/27/19	23,000	230,230
	2/20/13	43,750	56,250	9.82		2/20/20	37,500	375,375
	7/24/13	70,312	154,688	9.27		7/24/20	60,000	600,600
	2/19/14	—	100,000	7.13		2/19/21

John J. Roberts	10/22/13	18,750	56,250	8.69		10/22/20	37,500	375,375
	2/19/14	—	25,000	7.13		2/19/21

Shravan Goli	3/18/13	43,750	56,250	10.03		3/18/20	150,000	1,501,500	(5)
	2/19/14	—	90,000	7.13		2/19/21	45,000	450,450

Brian P. Campbell	2/9/09	60,000	—	2.88		2/9/16
	1/31/07	16,135	—	6.49		1/31/17
	2/10/10	56,000	—	6.08		2/10/17
	3/3/11	14,062	938	14.50		3/3/18	3,000	30,030
	2/27/12	13,750	6,250	8.97		2/27/19	10,500	105,105
	2/20/13	13,125	16,875	9.82		2/20/20	11,250	112,613
	2/19/14	—	30,000	7.13		2/19/21	15,000	150,150

James E. Bennett	11/1/06	80,000	—	4.19	(6)	11/1/16
	2/10/10	56,000	—	6.08		2/10/17
	3/3/11	18,750	1,250	14.50		3/3/18	6,750	67,568
	2/27/12	27,500	12,500	8.97		2/27/19	27,500	275,275
	2/20/13	17,500	22,500	9.82		2/20/20	15,000	150,150
	2/19/14	—	40,000	7.13		2/19/21	20,000	200,200

(1)	25% of the options vest on the first anniversary of the applicable vesting commencement date and 6.25% vest quarterly thereafter.

(2)	Except as otherwise indicated, restricted stock vests 25% on each of the first, second, third, and fourth anniversaries of the applicable vesting commencement date.

(3)
On October 27, 2006, the option exercise price was adjusted from $2.17 (as stated in the Nonqualified Stock Option Agreement entered into by each of our named executive officers) to $1.98 to reflect a non-recurring dividend to our preferred stockholders of $0.22 per share.

(4)
On March 23, 2007, the option exercise price on the then unvested options was further reduced from $1.98 to $0.20 to reflect a non-recurring dividend to our stockholders of $1.95 per share. In lieu of a dividend, each holder of vested options received a payment of $1.95 per vested option.

(5)
Under the agreement pursuant to which the restricted stock was granted, 40% of the stock granted vests on each of the first and second anniversaries of his employment start date, March 18, 2013, and 10% vests on each of the third and fourth anniversaries thereafter.

(6)	On March 23, 2007, the option exercise price on the then unvested options was reduced from $5.97 to $4.19 to reflect a non-recurring dividend to our stockholders of $1.95 per share.
Option Exercises and Stock Vested During Fiscal Year-End 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Durney	200,000	736,650	56,000	418,095
John J. Roberts	—	—	12,500	103,750
Shravan Goli	—	—	100,000	701,000
Brian P. Campbell	80,060	327,935	14,000	100,848
James E. Bennett	102,500	398,922	27,500	200,175
Potential Post-Employment Payments Upon Termination or Change-in-Control
Employment Agreements
The employment of each NEO may be terminated by us or by the NEO at any time, with or without cause, subject to the provisions of his or her employment agreement.
A termination for “good reason” under employment agreements for each NEO includes any of the following Company actions:

•	a diminution in the NEO’s responsibilities, title, duties and reporting lines compared to those existing immediately prior to a change of control;

•	a reduction in the NEO’s salary, incentive compensation and other employee benefits compared to those existing immediately prior to a change of control;

•	relocation of the NEO to an office more than 40 miles from the NEO’s principal office immediately prior to a change of control;

•	breach by us of the NEO’s employment agreement; or

•	failure of any successor to assume, in writing, all obligations under the NEO’s employment agreement.
A termination for “cause” in the absence of a change in control under employment agreements for Messrs. Durney and Campbell, includes any of the following actions by the executive: embezzlement; misappropriation of funds; conviction of a felony; any acts of dishonesty, fraud or deceit; breach of a material provision of the executive’s employment agreement; habitual or willful neglect of duties; commission of any act that would rise to the level of felony breach of fiduciary duty to us involving personal profit; or significant or material violation of our policies or other contractual, statutory or common law duties to us.
A termination for “cause” under the employment agreements for Messrs. Goli, Bennett and Roberts, and for a termination in connection with a change in control, the employment agreements for Messrs. Durney and Campbell, includes embezzlement; misappropriation of funds of the Company; conviction of a felony; commission of any other act of dishonesty which causes material economic harm to the Company; acts of fraud or deceit which causes material economic harm to the Company; material breach of any provision of an employment agreement; willful failure to substantially perform duties; willful breach of fiduciary duty to the Company involving personal profit; or significant violation of Company policy of which such executive is made aware (or should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company.
A “change of control” for these purposes consists of any of the following:

•	an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•	any stockholder-approved transfer or disposition of all or substantially all of our assets;

•	any plan of liquidation providing for the distribution of all or substantially all of our assets;

•
the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our board of directors prior to such business combination constitute at least a majority of the board of directors of the resulting corporation; or

•	a change in the composition of our Board over a period of 36 months or less such that a majority of the Board members cease to be continuing directors.
Under the employment agreement, the NEO may become entitled to certain severance payments upon termination of employment without cause or by the employee for good reason after a change in control. These severance payments are described more specifically below, but generally include a lump sum payment tied to salary and bonus level and accelerated vesting of equity. In the event that any severance payments would be subject to the excise tax imposed by Section 4999 of the Code, we will “gross up,” on an after-tax basis, such NEO’s compensation so as to put him in the same after-tax position he would have enjoyed had the Section 4999 excise tax not applied to the severance payments. These make-whole provisions include certain computational assumptions and conventions, for example: (1) any other payments or benefits received in connection with a change in ownership or control will be treated as parachute payments, and all excess parachute payments are treated as subject to the excise tax, both as defined by Section 280G of the Code, and (2) the amount of the severance payments which will be treated as subject to the excise tax will be the lesser of the total amount of the severance payments or the amount of the excess parachute payments.
Any NEO who voluntarily resigns for any reason other than good reason following a change of control will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options.
Upon any termination by the Company without cause or by the NEO for good reason, each NEO, his or her spouse and eligible dependents will be entitled to continued medical and dental benefits at active-employee rates for a period of 12 months following termination.
Equity Award Provisions
According to the terms of our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Omnibus Equity Award Plan, if an NEO’s employment is terminated due to death or disability or for any other reason except by us for cause, the unvested portion of their equity awards will expire on the date they are terminated. The vested portion of stock option awards will remain exercisable until the earlier of either the expiration of the option period or 12 months after such termination in the case of termination due to death or disability, or 90 days after any other termination other than termination by us for cause.
If we terminate any NEO’s employment for cause, both the unvested equity awards and vested portions of the stock options will terminate on the same date such NEO's their employment is terminated.
Michael P. Durney
If Mr. Durney’s employment is terminated by us without cause prior to a change of control, or more than 12 months following a change in control, we will provide him with a severance payment in an amount equal to his then current annual salary, provided he executes and delivers a release in a form prepared by us. In the event of such termination, all of Mr. Durney’s outstanding equity awards will immediately become vested and if applicable, exercisable.
If Mr. Durney’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus (or, if higher, the amount of bonus attributable to a calendar year’s service paid to the executive immediately prior to the change of control), and all outstanding equity awards will immediately become vested and, if applicable, exercisable.
John J. Roberts
If Mr. Roberts’ employment is terminated by us without cause prior to a change of control, and such termination occurs before the second anniversary of Mr. Roberts’ employment with the Company, Mr. Roberts is entitled to receive a lump sum severance payment equal to 50% of his then current annual salary. If such termination occurs after the second anniversary but prior to the fifth anniversary of Mr. Roberts’ employment with the Company, Mr. Roberts is entitled to receive a lump sum severance payment equal to 75% of his then current annual salary. If such termination occurs after the fifth anniversary of Mr. Roberts’ employment with the Company, Mr. Roberts is entitled to receive a lump sum severance payment equal to his then current annual salary. In the event of a termination by us without cause prior to a change in control, Mr. Roberts is entitled to accelerated vesting, with respect to 25% of the shares of Company common stock underlying Mr. Roberts’ then unvested equity awards.
If Mr. Roberts’ employment is terminated either by us without cause or by him for good reason following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding equity awards will immediately become vested and, if applicable, exercisable.
Shravan Goli
If Mr. Goli’s employment is terminated by us without cause before the three month period prior to a change of control, subject to his execution of a release, he will be entitled to a lump sum severance payment of 100% of his then current annual salary, and a pro-rata bonus in an amount equal to the product of (1) his then current full-year bonus target, multiplied by (2) the Achieved Percentage (as defined below), multiplied further by (3) a fraction, the numerator of which is the number of days elapsed from the commencement of the year of termination through the date of termination, and the denominator of which is 365. The “Achieved Percentage” means the percentage of the full-year bonus target deemed to be earned under the bonus plan based on actual performance through the end of the month in which the termination occurs as compared to target performance through the end of the month in which the termination occurs, but only taking into account performance criteria under the bonus plan that relate to objective and nondiscretionary financial performance, proportionally adjusting the weightings of each performance criteria to reflect that any performance criteria (other than those that relate to objective and non-discretionary financial performance) shall not apply, and using prorated full-year targets if there are no applicable monthly target amounts for one or more of the applicable performance criteria. In addition, if such termination occurs (y) after the first anniversary and on or prior to the second anniversary of his employment start date, the portion of the then unvested shares of restricted stock and stock options that are scheduled to vest during the 12-month period immediately following the date of termination shall immediately vest upon such termination (and the remaining unvested shares of restricted stock and stock options shall be immediately forfeited), or (z) after the second anniversary of his employment start date, 25% of the then unvested shares of restricted stock and stock options shall immediately vest upon such termination (and the remaining unvested shares of restricted stock and stock options shall be immediately forfeited).
If Mr. Goli’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, or during the three months prior to a change in control, subject to his execution of a release, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus his then current target bonus, and all outstanding equity awards will become immediately vested and, if applicable, exercisable.
In addition, subject to his continued employment through a change of control, the portion of the then unvested shares of his initial grant of restricted stock and stock options that are scheduled to vest during the 12-month period immediately following the change of control shall immediately vest on the change of control.
Brian P. Campbell
If Mr. Campbell’s employment is terminated by us without cause before a change of control, or more than 12 months following a change of control, he will be entitled to a lump sum severance payment of 75% of his then current annual salary.
If Mr. Campbell’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus the amount of his most recently paid regular annual bonus, excluding special bonuses (or, if higher, the amount of bonus attributable to a calendar year’s service paid to him immediately prior to the change of control), and all outstanding stock awards will immediately become vested and exercisable. In the event of a change in control (defined for this purpose as (i) a sale of all or substantially all of the assets of the Company or (ii) merger with or acquisition of another company resulting in which the Company is not the surviving company) he is entitled to additional vesting of 15% of prevailing granted stock options.
James E. Bennett
The employment of Mr. Bennett may be terminated by the Company or Mr. Bennett at any time with or without cause, subject to the provisions of his employment agreement (which generally requires six months advance notice of termination). However the Company may terminate Mr. Bennett’s employment at any time if he has been unable to perform his duties by reason of ill health or injury for 30 days in any period of 52 consecutive weeks; if he becomes of unsound mind or a patient for the purpose of any mental health statute, or bankrupt; if he is convicted of a crime other than one that in the opinion of the board of directors of the Company does not affect his position as an employee of the Company; or if he is guilty of any serious default or misconduct in connection with or affecting the business of the Company, commits any serious or repeated breach of his obligations under his employment, is guilty of serious neglect or negligence in the performance of his duties or behaves in a manner which is likely to bring the Company into disrepute or which seriously impairs his ability to perform his duties.
If Mr. Bennett’s employment is terminated either by us without cause or by him for good reason within twelve months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding equity awards will immediately become vested.

Termination Payments
The following table sets forth the payments each of our NEOs would have received if their employment had been terminated by us without cause on December 31, 2014 and there was no change of control.

Name	Benefit	Amount Payable for Termination Without Cause
Michael P. Durney	Cash Severance	$500,000
	Medical and Dental Benefits	10,031
	*Option Acceleration Value	427,782
	**Restricted Stock Acceleration Value	1,276,275

John J. Roberts	Cash Severance	162,500
	Medical and Dental Benefits	3,543
	*Option Acceleration Value	36,563
	**Restricted Stock Acceleration Value	93,844

Shravan Goli(1)	Cash Severance	880,000
	Medical and Dental Benefits	8,941
	*Option Acceleration Value	113,400
	**Restricted Stock Acceleration Value	1,113,613

Brian P. Campbell	Cash Severance	231,750
	Medical and Dental Benefits	11,621

James E. Bennett(2)	Cash Severance	153,120
	Medical and Dental Benefits	2,550

*
Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock as of December 31, 2014 less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2014.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to their fair value of the underlying stock as of December 31, 2014.

(1)
Mr. Goli’s cash severance of $880,000 is the maximum that can be achieved and includes one times his annual base salary plus his full-year bonus target of one times his annual base salary, which may be reduced by his actual performance achieved versus his target performance through the month of his termination and the ratio of days elapsed from the commencement of the year of termination through the date of termination.  In the event of termination, the actual severance paid will be between $440,000 and $880,000 as defined in the employment agreement.

(2)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.65 for each £1.

Change of Control Termination
The following table sets forth the payments each of our NEOs would have received if, following (or, for Mr. Goli, during the three-month period prior to) a change of control, their employment had been terminated by us without cause, or by them for good reason on December 31, 2014.

Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Michael P. Durney	Cash Severance	$1,000,000
	Medical and Dental Benefits	10,031
	*Option Acceleration Value	427,782
	**Restricted Stock Acceleration Value	1,276,275

John J. Roberts	Cash Severance	487,500
	Medical and Dental Benefits	3,543
	*Option Acceleration Value	146,250
	**Restricted Stock Acceleration Value	375,375

Shravan Goli	Cash Severance	880,000
	Medical and Dental Benefits	8,941
	*Option Acceleration Value	259,200
	**Restricted Stock Acceleration Value	1,951,950

Brian P. Campbell	Cash Severance	396,096
	Medical and Dental Benefits	11,621
	*Option Acceleration Value	96,106
	**Restricted Stock Acceleration Value	397,898

James E. Bennett(1)	Cash Severance	459,360
	Medical and Dental Benefits	2,550
	*Option Acceleration Value	132,475
	**Restricted Stock Acceleration Value	693,193

*
Option acceleration values reflect the cash-out value of the unvested options equal to their spread (fair value of the underlying stock as of December 31, 2014 less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2014.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to their fair value of the underlying stock as of December 31, 2014.

(1)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.65 for each £1.
Board Compensation
Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.
The Company pays its independent directors an annual fee of $30,000 for service on the Board and one committee. An additional $5,000 is paid if the director serves on two committees. Mr. Barter receives an additional $15,000 per year as chairman of our Audit Committee. Mr. Bingham receives an additional $10,000 per year as chairman of our Compensation Committee.
Restricted stock grants of 12,000 shares each were issued to Messrs. Melland, Barter, Gordon, Schipper and Ms. Sheikholeslami and Carpenter in June 2014 for their service on the Board. Mr. Melland and Ms. Sheikholeslami were issued 5,500 shares each in January 2014. Mr. Schipper was issued 2,500 shares upon his appointment in February 2014, and Mr. Bingham was issued 6,700 shares in October 2014. Mr. Goldfield was issued 4,000 shares upon his appointment in December 2014, and Mr. Friedlich was issued 3,500 shares upon his appointment in January 2015. The restriction is lifted one year after issuance of the stock if they are still serving on the Board. We estimated the fair value of the award on the grant date using the value of the Company’s stock on the date of the grant.
The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2014. Mr Durney does not receive additional compensation for his services as a director.
Director Compensation Table for Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Scot W. Melland	$30,000	$126,300	$156,300
John W. Barter	45,000	84,720	129,720
H. Raymond Bingham(2)	13,333	55,275	68,608
Peter R. Ezersky (3)	—	—	—
David S. Gordon	35,000	84,720	119,720
David C. Hodgson(3)(4)	—	—	—
Golnar Sheikholeslami	35,000	126,300	161,300
Brian Schipper	26,583	101,420	128,003
Carol Carpenter	22,500	84,720	107,220
Burton M. Goldfield	2,500	40,720	43,220
Michael P. Durney(5)	—	—	—

(1)
Represents the aggregate grant date fair value of restricted stock granted during the year in accordance with the FASB ASC Topic 718, Stock Compensation. See Note 11 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock-Based Compensation” in our Annual Report on Form 10-K for the assumption made in determining these values. On December 31, 2014, each of Messrs. Barter, Schipper and Gordon and Ms. Sheikholeslami and Ms. Carpenter had 12,000 shares of restricted stock outstanding, and Messrs. Bingham and Goldfield had 6,700 and 4,000 shares of restricted stock outstanding, respectively. On December 31, 2014, Mr. Barter held options to purchase 42,094 shares of common stock at an exercise price of $7.11, all of which were vested. On December 31, 2014, Mr. Gordon held options to purchase 70,000 shares of common stock at an exercise price of $8.09, all of which were vested. No other non-employee director had any shares of restricted stock outstanding and no other non-employee director had any outstanding stock options.

(2)	Mr. Bingham did not receive any compensation for his services as a Board member through August 31, 2014.

(3)	Neither Messrs. Ezersky or Hodgson receives or has received any compensation for their services as members of our board of directors.

(4)	Mr. Hodgson was a Board member through May 2014.

(5)	Mr. Durney is also an executive officer of the Company. He did not receive additional compensation for his services as a Board member.

OTHER PROCEDURAL MATTERS
Electronic Delivery of Proxy Materials and Annual Report
This proxy statement and the Company’s Annual Report on Form 10-K are available on the Investor Relations section of the Company’s website at www.investor.diceholdingsinc.com. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by checking the appropriate box on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.
Reduce Duplicate Mailings—Householding
In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: Dice Holdings, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018 Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181.
Proxy Solicitation Costs
The proxies being solicited under this proxy statement are being solicited by the board of directors of the Company. All expenses of this solicitation will be borne by the Company.
Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries, custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Common Stock held in their names.
Stockholder Communications
Stockholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chairs of any committee of the board of directors or any committee of the board of directors by writing them as follows:
[Name(s)/Title(s)]
c/o Corporate Secretary
Dice Holdings, Inc.
1040 Avenue of the Americas, 8th Floor
New York, NY 10018
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Stockholder Proposals for Inclusion in 2016 Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s proxy statement for the 2016 Annual Meeting, stockholder proposals must be received by the Company in accordance with the timing and other requirements of Rule 14a-8.

Director Nominations and Other Stockholder Proposals for Presentation at the 2016 Annual Meeting
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2016 Annual Meeting, such a proposal must generally be received by the Company on or after December 26, 2015, but no later than January 25, 2016 subject to certain exceptions in the Company’s by-laws.
Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission. If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.
The form of proxy and the proxy statement have been approved by the board of directors and are being mailed and delivered to the Company’s stockholders by its authority. This proxy statement is being mailed on or about March 12, 2015.

Michael P. Durney
President and Chief Executive Officer
March 12, 2015

DiceHoldings

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK____________

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, April 23, 2015.

Vote by Internet

- Go to **www.investorvote.com/DHX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees for director listed under Proposal 1, FOR Proposal 2, and FOR Proposal 3.

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1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael P. Durney	☐	☐	02 - Golnar Sheikholeslami	☐	☐	03 - Jim Friedlich	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2015.	☐	☐	☐	3. To approve, on an advisory basis, the Company's named executive officer compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DiceHoldings

Proxy — DICE HOLDINGS, INC.

Annual Meeting of Stockholders – To Be Held April 24, 2015

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) JOHN J. ROBERTS, JENNIFER MILAN and BRIAN P. CAMPBELL, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Dice Holdings, Inc. that the undersigned would be entitled to cast if personally present at the 2015 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED **FOR** THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, **FOR** PROPOSAL 2 AND **FOR** PROPOSAL 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Sign Up Today For Electronic Delivery

Email delivery of your stockholder materials is efficient, environmentally friendly, and reduces Dice's printing and postage costs. Sign up today by calling (212) 448-4181 or by emailing IR@dice.com.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year's Annual Report and Proxy Statement on the Investor Relations section of the Dice Holdings, Inc. website at www.investor.diceholdingsinc.com.

(Continued and to be marked, dated and signed, on the other side)